     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                             FASHIONMALL.COM, INC.
                 (Name of small business issuer in its charter)

              DELAWARE                                7375                              APPLIED FOR
    (State or other jurisdiction               (Primary Standard                      (I.R.S. Employer
 of incorporation or organization)       Industrial Classification Code             Identification No.)
                                                    Number)

                             FASHIONMALL.COM, INC.
                               575 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 891-6064
         (Address and telephone number of principal executive offices)

            BENJAMIN NARASIN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             FASHIONMALL.COM, INC.
                               575 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 891-6064
           (Name, address and telephone number of agent for service)

                                   COPIES TO:

                 KENNETH R. KOCH, ESQ.                                   GERALD A. EPPNER, ESQ.
     Squadron, Ellenoff, Plesent & Sheinfeld, LLP                     Cadwalader, Wickersham & Taft
                   551 Fifth Avenue                                          100 Maiden Lane
               New York, New York 10176                                 New York, New York 10038
                    (212) 661-6500                                           (212) 504-6286
                 (212) 697-6686 (fax)                                   (212) 504-6735/6666 (fax)

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                   AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED                REGISTERED(1)          SHARE(2)           PRICE (2)        REGISTRATION FEE
Common stock, par value $0.01 per share...........      3,450,000             $7.00            $24,150,000            $6,762
Representative's Warrants (3).....................       300,000              $8.40             $2,520,000           $705.60
Common stock, par value $0.01 per share (4)(5)....                             (6)                 (6)                 (6)
Total.............................................          --                  --             $26,670,000          $7,467.60

(1) Includes 450,000 shares of common stock, par value $0.01 per share, which the Underwriters have the option to acquire solely to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(3) Issued to the Representative of the Underwriters.

(4) Issuable upon exercise of the Representative's Warrants.

(5) Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of any anti-dilution adjustment in accordance with the terms of the Representative's Warrants.

(6) Pursuant to Rule 457(g), no additional registration fee is required for these shares.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED             , 1999

PROSPECTUS

                                3,000,000 SHARES

                                     [LOGO]

                             FASHIONMALL.COM, INC.

                                  COMMON STOCK

    This is an initial public offering of fashionmall.com, Inc. fashionmall.com, Inc. is selling all of the 3,000,000 shares of common stock offered under this prospectus.

    There is currently no public market for our common stock. We expect that the public offering price will be $7.00 per share. The market price of our common stock after this offering may be higher or lower than the actual price at which the shares of our common stock will be sold in this offering.

    We intend to apply to list the common stock on the Nasdaq National Market under the symbol "FASH".

    INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                                                 PER SHARE                      TOTAL
                                                        ---------------------------  ---------------------------

Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

    The underwriters may, under certain circumstances, purchase up to an additional 450,000 shares of common stock from us to cover any over-allotments.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 GRUNTAL & CO.

               THE DATE OF THIS PROSPECTUS IS             , 1999

                             [ARTWORK APPEARS HERE]

    [PICTURES OF THE FASHIONMALL.COM HOME PAGE AND VARIOUS OTHER SCREENS LINKED VIA THE WEB SITE]

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS." REFERENCES IN THIS PROSPECTUS TO THE "COMPANY," "WE," "OUR," AND "US" REFER TO FASHIONMALL.COM, INC., A DELAWARE CORPORATION, AND ITS PREDECESSORS AND SUBSIDIARIES (UNLESS THE CONTEXT REQUIRES OTHERWISE). EXCEPT AS OTHERWISE NOTED OR WHERE THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION IN THIS PROSPECTUS ASSUMES:

    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION OR WARRANTS, AND

    - THE REORGANIZATION OF OUR COMPANY FROM A LIMITED LIABILITY COMPANY TO A CORPORATION.

                                  THE COMPANY

    fashionmall.com's Web site (www.fashionmall.com) engages in the marketing and sale of fashion, apparel, footwear, beauty and related lifestyle products and accessories over the Internet. We combine an online shopping mall with fashion content to provide a centralized site for manufacturers, retailers, magazines and catalogs to advertise, display and sell their product lines. Our revenues have grown from $219,000 in 1996 to $2,055,000 in 1998. fashionmall.com has become one of the most popular sites for apparel and fashion-related content on the Internet.

    Our Web site is divided into several areas, each consisting of a number of "tenants" which include fashion/apparel vendors and content providers, whose sales and marketing efforts are generally aimed towards a targeted common market. These areas currently focus on specific markets, including upscale fashion, teen fashion, sports apparel and beauty. fashionmall.com has a diverse tenant base of brand name companies, including Brooks Brothers, Fortunoff, dELiA*s, Skechers, Steve Madden and Liz Claiborne.

    Our objective is to become the primary fashion destination on the Internet by continuing to increase site traffic and awareness of the fashionmall.com brand. As part of this marketing strategy, we have formed strategic alliances with high-traffic Web portals, such as Excite and Microsoft/MSN. After this offering, we plan to significantly increase our promotional marketing efforts through targeted advertising, public relations campaigns and business alliances and partnerships. We believe that increased brand recognition and site traffic will attract additional tenants, which in turn, will increase traffic and further fuel our revenue growth and expansion.

    To date, our revenue has primarily come from fees paid by tenants for their inclusion on the fashionmall.com site. However, we expect to derive significant revenue from expansion of our direct electronic commerce ("e-commerce") sales of apparel and related merchandise through our own online stores. We believe that the e-commerce apparel market is large and growing and that our brand recognition and site traffic position us to take advantage of that opportunity. Jupiter Communications, an independent Internet market research organization, ranks apparel among the top five product categories for Internet sales and estimates that the number of people shopping on the Internet will increase from 10 million in 1997 to 61 million in 2002. Our first online store is our recently launched Outletmall.com site, through which we sell quality, branded merchandise at significant discounts.

    We were incorporated in Delaware on February 26, 1999, and we are the parent company of Internet Fashion Mall LLC, a Delaware limited liability company that was formed on June 28, 1996 and owns fashionmall.com (which was established in 1994 and was launched in July 1995). Effective as of the closing of the offering, the members of Internet Fashion Mall LLC will contribute all their membership interests in exchange for 4,500,000 shares of our common stock. Our principal executive offices are located at 575 Madison Avenue, New York, New York 10022, and our telephone number is (212) 891-6064.

                                  THE OFFERING

Common Stock Offered................  3,000,000 shares

Common Stock Outstanding Prior to
  this Offering.....................  4,500,000 shares(1)

Common Stock Outstanding After this
  Offering..........................  7,500,000 shares

Use of Proceeds.....................  For advertising and marketing; hiring certain management and other personnel; upgrading our
                                      technology, software and basic infrastructure;
                                      repayment of certain debt; payment of deferred
                                      salaries to management and repayment of loans to
                                      stockholders; and working capital and general
                                      corporate purposes

Proposed Nasdaq National Market
  Symbol............................  "FASH"

------------------------------

(1) Based on shares outstanding as of March 8, 1999. Excludes 142,500 shares of common stock issuable upon exercise of options outstanding at an exercise price of $1.11 per share, 95,000 shares of common stock issuable upon exercise of warrants at an exercise price of $7.35 per share and up to 12,500 shares to be issued to a principal stockholder upon exercise of such options and warrants. Also excludes 22,500 shares of common stock issuable upon exercise of warrants at an exercise price of $4.44 per share.

                             SUMMARY FINANCIAL DATA

    The balance sheet information as of December 31, 1998 and the income statement data set forth below for the years ended December 31, 1997 and 1998 are derived from the audited financial statements included elsewhere in this prospectus. The balance sheet information as of December 31, 1995, 1996 and 1997 and the income statement data for the years ended December 31, 1995 and 1996 are derived from unaudited financial statements.

                                                                           YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------
STATEMENT OF OPERATIONS DATA:                                  1995(1)       1996          1997          1998
-----------------------------------------------------------  -----------  -----------  ------------  ------------
Site revenues..............................................  $    14,000  $   219,000  $  1,253,000  $  2,055,000
Site development, merchandise and content..................       34,000      177,000       150,000       270,000
Advertising and marketing expense..........................       38,000      251,000       696,000     1,104,000
Selling expense............................................       32,000      102,000       122,000       257,000
General and administrative expense.........................       44,000      140,000       283,000       413,000
                                                             -----------  -----------  ------------  ------------
                                                                 148,000      670,000     1,251,000     2,044,000
                                                             -----------  -----------  ------------  ------------
(Loss) income from operations..............................     (134,000)    (451,000)        2,000        11,000
Other income...............................................           --           --         1,000         3,000
                                                             -----------  -----------  ------------  ------------
Net (loss) income--historical..............................  $  (134,000) $  (451,000) $      3,000  $     14,000
                                                             -----------  -----------  ------------  ------------
                                                             -----------  -----------  ------------  ------------
Pro forma net (loss) income (2)............................  $  (134,000) $  (451,000) $      2,000  $     10,000
Pro forma basic net (loss) income per share (2)............        (0.03)       (0.10)      *             *
Pro forma diluted net (loss) income per share (2)..........        (0.03)       (0.10)      *               (0.04)
Shares used in the calculation of pro forma net (loss)
  income per share (3):
    Basic..................................................    4,500,000    4,500,000     4,500,000     4,500,000
    Diluted................................................    4,500,000    4,500,000     4,500,000     4,368,000

------------------------

* less than $0.01.

                                                                             DECEMBER 31,
                                                     -------------------------------------------------------------
                                                                                                          AS
BALANCE SHEET DATA:                                     1995        1996        1997        1998      ADJUSTED(4)
---------------------------------------------------  ----------  ----------  ----------  ----------  -------------
Cash...............................................  $       --  $       --  $   66,000  $   82,000  $  19,536,000
Working (deficiency) capital.......................     (99,000)    (18,000)    117,000    (247,000)    19,199,000
Total assets.......................................          --      74,000     274,000     508,000     19,923,000
Total liabilities..................................      99,000     294,000     491,000     650,000        253,000
Members' deficit/stockholders' equity..............     (99,000)   (220,000)   (217,000)   (142,000)    19,670,000

------------------------------

(1) The results of operations for the year ended December 31, 1995 includes the operations of the Company's predecessor from its commencement of operations on December 22, 1994 to August 1995, which reflected a net (loss) of ($15,000) and site revenues of $2,000.

(2) Computed on the basis described in Note 3 of Notes to Financial Statements and assuming the pro forma tax provisions described therein. Prior to this offering, the Company will effect a reorganization in which the Company will convert from a limited liability company to a C corporation.

(3) See Note 3 of Notes to Financial Statements for an explanation of the determination of shares used in computing pro forma net income (loss) per share (basic and dilutive).

(4) As adjusted to reflect (i) the issuance and sale of the 3,000,000 shares of common stock offered hereby (assuming an initial public offering price of $7.00 per share), and the receipt of the estimated net proceeds therefrom as described under "Use of Proceeds"; (ii) the issuance of 225,000 shares of common stock to FM/CCP Investment Partners, LLC and the issuance of $1,000,000 of notes payable and warrants to FM/CCP Investment Partners, LLC (together, the "FM/CCP Financing"); and (iii) the repayment of the $1,000,000 notes payable to FM/CCP Investment Partners, LLC, and the deferred salaries to management and loans to stockholders, totaling $366,000. Please see Note 8 to the financial statements.

                                  RISK FACTORS

    YOU SHOULD READ THE FOLLOWING RISK FACTORS CAREFULLY BEFORE PURCHASING OUR COMMON STOCK. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.

LIMITED OPERATING HISTORY

    We founded our company in 1994, launched fashionmall.com in July 1995 and were incorporated on February 26, 1999. Accordingly, we have a limited operating history upon which you can evaluate our business. In order to be successful, we must attract more traffic to fashionmall.com and generate significant tenant fees and e-commerce revenues. However, as an early stage company in a new and rapidly evolving market like the Internet, we face numerous risks and uncertainties. Some of these risks and uncertainties relate to our ability to:

    - develop further fashionmall.com awareness and brand loyalty;

    - attract a larger audience to, and increase frequency of use of, our fashionmall.com Web site;

    - increase customer acceptance of the online purchase of apparel and related merchandise;

    - generate increased revenues through our Web site from consumers, apparel manufacturers and retailers and other commercial vendors;

    - generate significant revenues from tenant fees;

    - generate significant revenues from e-commerce;

    - anticipate and adapt to the changing market for Internet services and e-commerce;

    - respond to actions taken by our competitors;

    - manage our growth effectively;

    - increase our internal sales and merchandising force;

    - implement our advertising and marketing strategies;

    - develop and renew strategic relationships;

    - attract, retain and motivate qualified personnel;

    - offer content on our Web site that is attractive to our visitors;

    - continue to upgrade and enhance our technologies and retailing services to accommodate expanded service offerings and increased consumer traffic;

    - provide satisfactory customer service and order fulfillment; and

    - integrate acquired businesses, technologies and services.

    We may not be successful in accomplishing any or all of these objectives, and we cannot be certain that we will be able to maintain our current level of revenues from our present operations.

    We depend on the growing use of the Internet for advertising and e-commerce, and are affected by general economic conditions. The number of Internet users may not continue to grow and the use of the Internet for advertising or e-commerce may not become more widespread. If we are unsuccessful in addressing these risks or in executing our business strategy, our business, results of operations and financial condition will be materially adversely effected. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAIN PROFITABILITY; HISTORICAL DEFICIT; ANTICIPATED LOSSES

    Our ability to generate significant revenue is uncertain. We have incurred substantial costs to create, launch and enhance fashionmall.com, to build brand awareness and to grow our business. At December 31, 1998, our accumulated deficit was $142,000. We expect losses from operations and negative cash flows for the foreseeable future because we plan to incur significant expenses as we expand our advertising and marketing programs, continue to develop and extend the fashionmall.com brand, hire more management, sales and other personnel, fund greater offerings of merchandise, expand our infrastructure and customer support services, and seek to acquire complementary businesses and technologies. If our revenues do not increase and if our spending levels are not adjusted accordingly, we may not generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. Please see "--Volatility of Quarterly Operating Results," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT OF GROWTH

    Our ability to implement our business strategy in a rapidly evolving market requires effective planning and management oversight. Our anticipated future operations will continue to place a significant strain on our management, sales personnel, information systems and resources. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage our limited employee base on a timely basis. Further, we will be required to maintain and expand our relationships with various merchandise manufacturers, retailers, Internet and other online service providers and other third parties necessary to our business. In addition, our current sales fulfillment operations are not adequate to accommodate any significant increase in sales of merchandise from our online operations. We will need to hire and retain highly skilled personnel to manage our expected growth. Any inability to manage our growth effectively would have a material adverse affect on our business, results of operations and financial condition. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Employees."

VOLATILITY OF QUARTERLY OPERATING RESULTS

    We expect our quarterly operating results to vary significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

    - the demand for marketing on the Internet in general or on fashionmall.com in particular;

    - traffic levels on fashionmall.com and on other Web sites that refer consumers to our Web site;

    - our ability to attract and retain tenants and e-commerce partners;

    - the announcement or introduction of new or enhanced sites, services and products by us or our competitors;

    - our ability to attract and retain qualified personnel in a timely and effective manner;

    - acceptance by consumers and companies of using the Internet for apparel and fashion-related products and advertising;

    - our ability to maintain and implement strategic alliances and relationships with manufacturers, retailers, magazines, catalogs, high-traffic Web sites and portals and other third parties;

    - changes in tenant fees resulting from competition or other factors;

    - technical difficulties or system downtime affecting the Internet or the operation of fashionmall.com;

    - the amount and timing of our costs related to advertising and marketing efforts, sales and other initiatives and the timing of revenues generated from such activities;

    - fees we may pay for distribution or content or other costs we may incur as we expand our operations;

    - changes in state and federal government regulations and their interpretations, especially with respect to the Internet;

    - costs related to possible acquisitions of businesses, technologies and services; and

    - general economic conditions and those conditions that specifically affect the Internet and Internet services.

    As we expect to be substantially dependent on revenues from tenant fees and e-commerce for the foreseeable future, our quarterly revenues are likely to be particularly affected by traffic levels on fashionmall.com. Our operating expenses are based on our expectations of our future traffic levels and revenues and are relatively fixed in the short term. In particular, we intend to significantly expand our internal sales and merchandising force. In addition, in order to build brand awareness of fashionmall.com, we intend to significantly increase our advertising and marketing budget. Traffic levels and revenues are difficult to forecast accurately. We may be unable to adjust spending quickly enough to offset any unexpected shortfall. If we have a greater than expected shortfall in revenues in relation to our expenses, or if our expenses precede increased revenues, then our business, results of operations and financial condition would be materially and adversely affected. This could affect the market price of our common stock.

    In general, traffic levels on Web sites have typically fluctuated on a quarterly basis, which could result in a decrease in user traffic on fashionmall.com during certain periods. We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. In addition, sales in the traditional retail industry are much higher in the fourth calendar quarter of each year than in the preceding three quarters. Similar seasonal or other patterns may develop in our industry.

    Due to all of the foregoing factors and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to fall. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IMPORTANCE OF BRAND IDENTITY

    To be successful, we must continue to build the brand identity of fashionmall.com. To build brand awareness, which may be particularly critical for Internet companies, we must succeed in our marketing efforts, provide high-quality services and increase traffic to fashionmall.com. We have spent a substantial amount of our limited resources in marketing our brand. We intend to increase our marketing budget substantially as part of our brand-building efforts. We may find it necessary to further increase our financial commitment to creating and maintaining a strong brand name among consumers. If we incur excessive expenses in our attempt to promote and maintain fashionmall.com, our business, results of operations and financial condition could be materially adversely affected. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, our business, financial condition and results of operations would be materially adversely affected. Please see "Use of Proceeds" and "Business--Business Strategy."

DEPENDENCE ON THE INTERNET; RISKS ASSOCIATED WITH EVOLVING MARKET

    Our future success is substantially dependent on the continued growth in the use of the Internet. The Internet is relatively new and is rapidly evolving. Our business would be adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, such as:

    - the Internet infrastructure may not be able to support the demands placed on it, or its performance and reliability may decline as usage grows;

    - security and authentication concerns with respect to transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users ("hackers") to penetrate online security systems; and

    - privacy concerns, such as those related to the placement by Web sites of certain information to gather user information, known as "cookies," on a user's hard drive without the user's knowledge or consent.

    Our market is characterized by rapidly changing technologies, evolving industry standards, frequent new service introductions and changing customer demands. To be successful, we must adapt to our rapidly evolving market by continually enhancing fashionmall.com and introducing new services to address our customers' changing demands. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to these or other changes affecting providers of Internet services. Our business, results of operations and financial condition could be materially adversely affected if we incurred significant costs to adapt, or cannot adapt, to these changes. Due to the rapidly changing nature of the Internet business, we may be subject to risks, now and in the future, of which we are not currently aware.

RISKS ASSOCIATED WITH INTERNET ADVERTISING

    We are increasingly relying on online and traditional advertising, as well as certain strategic alliances, to attract users to our Web site. We currently expect to generate a significant portion of our revenues from advertising in the form of tenant fees (I.E. fees paid by vendors for inclusion on fashionmall.com of their marketing and advertising materials, and/or online sales of their merchandise or services) for the foreseeable future. The Internet advertising market is new and rapidly evolving, and we cannot yet gauge its effectiveness as compared to traditional advertising media. Our business, results of operations and financial condition would be materially adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected. Most of our current or potential advertising and e-commerce partners have little or no experience using the Internet for advertising purposes, and they have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. Such customers may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. No standards have been widely accepted to measure the effectiveness of Internet advertising or to measure the demographics of the Company's user base. If

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such standards do not develop, advertisers may not advertise on the Internet. We are currently implementing additional systems designed to track and mine usage patterns of visitors to our Web site. Our ability to implement these systems may be affected, among other matters, by concerns about Internet privacy. Please see "--Governmental Regulation and Legal Uncertainties." If we do not implement these systems successfully, we may not be able to accurately evaluate these usage patterns. Advertisers and e-commerce marketers may choose not to advertise on fashionmall.com or may pay less for advertising on fashionmall.com if they do not perceive our measurements to be reliable, which action could have a material adverse effect on our business, results of operations and financial condition.

    In addition, we currently derive a significant portion of our revenues from barter transactions. Although we expect the percentage of barter revenue to decrease following the offering, we intend to continue to engage in barter transactions when management believes it is appropriate. The proper accounting for barter transactions has been a topic of discussion among accountants from time to time, and we cannot be certain that the accounting treatment of barter transactions will not be changed in a way that adversely affects us.

DEPENDENCE ON THIRD-PARTY RELATIONSHIPS

    We have entered into agreements with various third parties, some of which require us to feature them prominently in certain sections of our Web site. For example, we have entered into an agreement with VISA pursuant to which we have integrated the VISA logo and payment option into our Web site in exchange for a fee and promotion of fashionmall.com. Existing and future arrangements may prevent us from entering into other content agreements, advertising or sponsorship arrangements or other commercial relationships. Many companies that we may pursue for a commercial relationship may also offer competing services. As a result, these competitors may be reluctant to enter into commercial relationships with us. Our business could be adversely affected if we do not maintain our existing commercial relationships on terms as favorable as currently in effect, if we do not establish additional commercial relationships on commercially reasonable terms or if our commercial relationships do not result in the expected increased use of our Web site.

    We also depend on establishing and maintaining a number of commercial relationships with high-traffic Web sites to increase traffic on fashionmall.com. We currently have agreements with Excite and Microsoft/MSN for placement of fashionmall.com in their shopping areas. There is intense competition for placements on these sites, and in the future we may not be able to enter into distribution relationships for such placement on commercially reasonable terms or at all. Even if we enter into distribution relationships with these Web sites, they may not attract significant numbers of consumers. Therefore, our Web site may receive less than the number of additional consumers we expect from these relationships. Moreover, we may have to pay significant fees to establish or renew these or comparable relationships.

    We also depend on establishing and maintaining a number of commercial relationships with apparel manufacturing, retailing, catalog and magazine companies. Our current relationships include tenants on our Web site (from which we receive tenant fees and, depending on the arrangement with the tenant, fees from online sales). We cannot assure you that we will be able to establish new agreements or maintain existing agreements or that the above agreements can be renewed on commercially acceptable terms.

CONTINUING DEVELOPMENT OF OUR CONTENT AND SERVICE OFFERINGS

    To remain competitive, we must continue to enhance and improve our content offerings, the ease of use, responsiveness, functionality and features of the fashionmall.com site and develop new services in addition to continuing to improve the consumer purchasing experience on our site. These efforts may require the development or licensing of increasingly complex technologies. We may not be successful in developing or introducing new features, functions and services, and these features, functions and services may not achieve market acceptance or enhance our brand loyalty. If we fail to develop and introduce new features, functions or services effectively, it could have a material adverse effect on our business, results of operations and financial condition. Please see "Business--Customer Loyalty and Retention."

DEVELOPMENT OF DIRECT SALES FORCE

    We rely on our sales personnel to lease space on our site to brand name tenants. To support our growth, we need to substantially increase our internal sales force in the near future. Our ability to do this involves a number of risks, including:

    - the competition we face in hiring sales personnel;

    - our ability to integrate, motivate and retain our sales personnel; and

    - the length of time it takes new sales personnel to become productive.

    Our business, results of operations and financial condition will be adversely affected if we do not develop and maintain an effective internal sales force. Please see "Use of Proceeds."

HIGHLY COMPETITIVE MARKETS

    We compete with other Web sites, including, in particular, apparel shopping areas of Internet portals, for Internet advertisers' and e-commerce marketers' dollars. The number of these Web sites has increased significantly, and we expect such competition to continue to increase because there are no substantial barriers to entry into our market. Competition may also increase as a result of ongoing industry consolidation. Increased competition could result in less traffic to our Web site, price reductions for our advertising inventory and reduced margins or loss of market share, any of which would have a material adverse effect on our business, results of operations and financial condition.

    In addition, the retail apparel shopping industry is intensely competitive. As a seller of apparel, we compete with a variety of other companies, including:

    - traditional retailers of apparel, many of which also support dedicated Web sites that compete with us, such as The Gap and J. Crew;

    - non-traditional retailers, such as television retailers, and mail order catalogs, such as QVC and LL Bean;

    - apparel shopping areas of Internet portals; and

    - other online retailers, such as Bluefly.

    Many of our tenants operate their own Web sites but still maintain a presence on fashionmall.com. Although many of our existing and potential competitors are also our tenants, such tenants could choose not to use our Web site as a platform to market and sell their products and, instead, could decide to market and sell products solely on their own site or on other sites. Competitive pressures created by any one of these companies, or by our competitors collectively, could have a material adverse effect on our business, results of operations and financial condition.

    We believe that our ability to compete depends on many factors, many of which are beyond our control. We believe that the principal competitive factors in attracting consumers to our Web site are:

    - brand awareness and loyalty;

    - our ability to attract high quality manufacturers, retailers, catalogs and magazines as tenants on our Web site;

    - strategic relationships with high-traffic Web sites and leading search engines;

    - a positive shopping and purchasing experience for the consumer;

    - breadth and depth of selection;

    - price of products offered for sale;

    - ease of use;

    - quality of content, other service offerings and customer service; and

    - Web site functionality, responsiveness, reliability, and speed of fulfillment of orders.

    Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of customer services. Such competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, manufacturers, retailers, distribution partners, and advertisers and e-commerce partners. Our competitors may develop services that are equal or superior to those of fashionmall.com or that achieve greater market acceptance than fashionmall.com. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of advertisers and e-commerce marketers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully or competitive pressures may have a material adverse effect on our business, results of operations and financial condition.

    We also compete with television, radio, cable and print (traditional advertising media) for a share of advertisers' total advertising budgets. If advertisers perceive the Internet or fashionmall.com to be a limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising or to advertise on fashionmall.com. Please see "Business--Competition."

RELIANCE ON CERTAIN SUPPLIERS; AVAILABILITY OF MERCHANDISE

    Our suppliers for our recently launched online apparel direct sales Web site, Outletmall.com, currently include approximately 40 manufacturers. We have no long-term contracts or arrangements with any of our suppliers that guarantee the availability of merchandise or the continuation of particular pricing practices. Our contracts with our suppliers typically do not restrict such suppliers from selling products to other retailers or directly to consumers. We cannot be certain that our current vendors will continue to sell merchandise to us on current terms or that we will be able to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. Our loss of any of these relationships could have a material adverse effect on our business. We also rely on many of our suppliers to process and ship merchandise directly to customers. We have limited control over the shipping procedures of manufacturers, and shipments by these manufacturers have at times been subject to delays. If the quality of service provided by such manufacturers falls below a satisfactory standard or if our level of returns exceeds our expectations, then our business, results of operations and financial condition could be materially adversely affected.

    Although we believe we can maintain our current relationships and establish additional relationships with vendors which offer competitive sources of brand name apparel and related merchandise for fashionmall.com, we cannot be certain that we will be able to continue to obtain the quantity, selection or brand quality of items that we believe is necessary to be successful. If we are unable to satisfy any of these objectives or are unable to develop and maintain our relationships with suppliers to allow us to obtain a sufficient variety and quantity of quality merchandise on acceptable commercial terms, then our business, results of operations and financial condition will be materially adversely affected.

UNCERTAINTIES IN APPAREL MARKET

    The apparel industry historically has been subject to substantial cyclical variations. Any downturn, whether real or perceived, in economic conditions or prospects could adversely affect consumer spending habits and our business. Fashion and shopping trends can change rapidly, and our business may be sensitive to those changes. We cannot be certain that we will accurately anticipate shifts in fashion or shopping trends and adjust our tenant base, merchandise mix or presentation format to appeal to changing consumer tastes in a timely manner. If we misjudge the market for our products or for our tenants' products or if we are unsuccessful in responding to changes in fashion or shopping trends or in market demand, our business, results of operations and financial condition could be materially adversely affected.

INVENTORY RISK

    We do not currently take ownership of substantial amounts of inventory, but intend to take ownership of increasing amounts of inventory as we expand our online direct sales of apparel and related merchandise through our online stores. As a result, the changing trends in the market for apparel and related merchandise could subject us to significant inventory risks. The demand for certain products can change between the time the products are ordered and the date of receipt. In the event that consumers do not accept certain of our products, we may be required to take significant inventory markdowns, which could adversely affect our business. We could also be subject to inventory loss, or "shrink." Currently, we operate only one online store, but we expect to open additional stores in the future. We believe that the risks associated with inventory ownership will increase as we open new online stores. In addition, to the extent that demand for our products increases over time, we may be forced to increase inventory levels. Any such increase would subject us to a higher level of inventory risks.

COST OF RETURNS

    Where fashionmall.com acts as a retailer, we experience certain costs of returns. We recognize that remote purchases of apparel and related merchandise may be subject to higher return rates than for traditional store-bought merchandise. We have established a 30-day return policy and may be required to change our return policy to accommodate our customers. Our current return rates are less than 2%. If return rates are higher than expected, our business, results of operations and financial condition could be materially adversely affected.

DEPENDENCE ON CONTINUED GROWTH OF ONLINE COMMERCE

    The market for Internet-based purchasing services has only recently begun to develop and is rapidly evolving. While many Internet commerce companies have grown in terms of revenue, few are profitable. We cannot assure that we will be profitable, and we anticipate losses for the foreseeable future. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there are few proven services and products. Moreover, as the market for selling apparel online is relatively new and evolving, it is difficult to predict the future growth rate, if any, and size of this market.

    Our future success and revenue growth will depend upon the adoption of the Internet by consumers and manufacturers and retailers as a mainstream medium for commerce. While we believe that our services offer significant advantages to consumers and manufacturers and retailers, there can be no assurance that widespread acceptance of Internet commerce in general, or of our services in particular, will occur. Our success assumes that consumers who have historically relied upon traditional means of commerce to purchase apparel or related products will accept new methods of conducting business and exchanging information. Moreover, critical issues concerning the commercial use of the Internet (including ease of access, security, reliability, cost, and quality of service) remain unresolved and may impact the growth of Internet use. If the market for Internet-based apparel sales fails to develop, develops slower than expected or becomes saturated with competitors, or if our services do not achieve market acceptance, our business, results of operations and financial condition will be materially adversely affected.

DEPENDENCE ON CONTINUED IMPROVEMENTS IN OUR SYSTEMS AND INTERNET INFRASTRUCTURE

    Our ability to retain and attract consumers, manufacturers, retailers and advertisers, and to achieve market acceptance of our services and our brand, depends significantly upon the performance of our systems and network infrastructure. Our revenues depend on the number of visitors to our Web site and the volume of sales orders we fulfill. Any system or network failure that causes interruption or slower response time of our services could result in less traffic to our Web site and, if sustained or repeated, could reduce the attractiveness of our services to consumers, manufacturers, retailers and advertisers. We have experienced periodic system interruptions, which we believe may continue to occur from time to time. An increase in the volume of our Web site traffic could strain the capacity of our technical infrastructure, which could lead to slower response times or system failures. This would cause the number of purchase inquiries, advertising impressions, other revenue producing e-commerce offerings and our information offerings to decline, any of which could hurt our revenue growth and our brand loyalty. In addition, if traffic increases, we cannot assure you that our technical infrastructure, such as a reliable network backbone with the necessary speed and data capacity and the development of complementary products such as high-speed modems, will be able to increase accordingly, and we face risks related to our ability to scale up to expected consumer levels while maintaining performance. Further, security and authentication concerns regarding the transmission of confidential information over the Internet, such as credit card numbers, may continue. Any failure of our server and networking systems to handle current or higher volumes of traffic would have a material adverse effect on our business, results of operations and financial condition.

    The recent growth in Internet traffic has caused frequent periods of decreased performance, requiring Internet service providers and users of the Internet to upgrade their infrastructures. If Internet usage continues to increase rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. If these outages or delays on the Internet occur frequently, overall Internet usage or usage of our Web site could increase more slowly or decline. Our ability to increase the speed with which we provide services to consumers and to increase the scope of such services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on future improvements to the entire Internet.

    In addition, our operations depend upon our ability to maintain and protect our computer systems, most of which are located at our corporate headquarters in New York, New York. Our Internet connectivity is provided by three servers on our premises and one in Washington, D.C. at a third-party vendor location. We currently do not have a backup disaster recovery program or fully redundant systems for our service at an alternate site. The system therefore is vulnerable to damage from a disastrous event, such as fire, flood, earthquake, power loss, telecommunications failures, hackers and similar occurrences. Although we currently do not have insurance against fires, floods, earthquakes and general business interruptions, we are in the process of determining our coverage needs and expect to seek such insurance within the next few months. We cannot be certain that we will be able to obtain and maintain such insurance. If and when we do obtain insurance, the amount of coverage may not be adequate in any particular case. The occurrence of a disastrous event, whether or not covered by insurance, could have a material adverse effect on our business, results of operations and financial condition.

RAPID TECHNOLOGICAL CHANGE

    To remain competitive, we must continue to enhance and improve the functionality and features of our Web site. If competitors introduce new services and features embodying new technologies, or if new industry standards and practices emerge, our existing Web site and proprietary technology and systems may become obsolete. Our future success will significantly depend on our ability to continually improve the performance, features and reliability of our Web site and to add new and useful services and content to our site. To develop our Web site and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our Web site, transaction-processing systems and network infrastructure to customer requirements, competitive pressures or emerging industry standards. Any of these risks could materially adversely affect our business, results of operations and financial condition.

POTENTIAL LIABILITY FOR CONTENT AND PRODUCTS SOLD OVER THE INTERNET

    We could be exposed to liability for third-party information that may be accessible through our Web site. Such claims might assert, among other things, that, by directly or indirectly providing links to Web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites. It is also possible that, if any third-party content information provided on our Web site contains errors, consumers might make claims against us for losses incurred in reliance on such information.

    At times, we also enter into agreements with other companies under which any revenue that results from the purchase of services through direct links to or from our Web site is shared. Such arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

    Even to the extent any of the claims referred to above do not result in liability to us, we could incur significant costs in investigating and defending against such claims. The imposition on us of potential liability for information carried on or disseminated through our system could require us to implement measures to reduce our exposure to such liability, which might require the expenditure of substantial resources or limit the attractiveness of our services to consumers, manufacturers, retailers and others.

    We may not be able to obtain and maintain adequate insurance. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

INTERNET SECURITY RISKS

    Our network is vulnerable to computer viruses, physical or electronic break-ins and similar disruption. We expect that these problems will occur from time to time. The inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss. Such security breaches and inadvertent transmissions could have a material adverse effect on our business, results of operations and financial condition.

    In offering certain online payment services, we rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms that we use to protect our consumers, transaction data or our software vendors and products. Any well-publicized compromise of security could deter use of the Internet in general or use of the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials. Someone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or alleviate problems caused by such breaches. Such expenditures could have a material adverse effect on our business, results of operations and financial condition.

RISKS ASSOCIATED WITH ENTRY INTO NEW BUSINESS AREAS

    We may choose to expand our operations by developing new Web sites, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of new or complementary businesses, products or technologies, although we have no present plans or commitments with respect to any material acquisition or investment. If we acquire a company, we could face difficulties in assimilating that company's personnel and operations. In addition, key personnel of the acquired company might decide not to work for us. Furthermore, any new business or Web site launched by the Company not favorably received by consumers could damage the reputation of the fashionmall.com brand. The lack of market acceptance of such efforts or our inability to generate satisfactory revenues from such expanded services or products to offset their cost could have a material adverse effect on the Company's business, results of operations and financial condition.

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

    We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as our Web site is available over the Internet in many states and foreign countries, and as we sell to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. We are qualified to do business in only two states, and our failure to qualify as a foreign corporation in a jurisdiction where such qualification is required could subject us to taxes and penalties for the failure to qualify. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

    Our future success depends, in part, on the continued services of our senior management, particularly Benjamin Narasin, our President and Chief Executive Officer. Our future success also depends on our ability to retain and motivate our key employees. The loss of the services of Mr. Narasin or any key employee would have a material adverse effect on our business, results of operations and financial condition. We intend to obtain key man life insurance on the life of Mr. Narasin, but may be unable to obtain adequate insurance on satisfactory terms. Except for Mr. Narasin, none of our officers or key employees is bound by an employment agreement for any specific term. Our relationships with these officers and key employees can be terminated at any time.

    Our future success also depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and we cannot be certain that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. Our inability to do so could have a material adverse effect on our business, results of operations and financial condition. We intend to hire a chief financial officer within the next several weeks. We cannot be certain that such chief financial officer will effectively work together with our current management team. Please see "Business--Employees" and "Management."

POTENTIAL INABILITY TO PROTECT TRADEMARKS AND PROPRIETARY RIGHTS

    Although our ability to compete depends, to some extent, upon copyright law and confidentiality agreements, we believe that the technical and creative skills of our personnel, continued development of our proprietary systems and technology, brand name recognition and reliable Web site maintenance are more essential in establishing and maintaining a leadership position and strengthening our brand. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult. Other than our registration of certain domain names, we do not have any other protection for the "fashionmall.com" name. We do not believe that we or anyone else can obtain protection for such name in the United States. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. In addition, litigation may be necessary in the future to enforce or protect our intellectual property rights or to defend against claims or infringement. As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants. We cannot assure that the steps taken by us will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable. Misappropriation of our intellectual property or the costs associated with litigation related thereto could have a material adverse effect on our business, results of operations and financial condition.

PROTECTION OF DOMAIN NAME IS UNCERTAIN

    We currently hold various Web domain names relating to our brand, including the "fashionmall.com" and "Outletmall.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com", ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Such changes in the United States are expected to include a transition from the current system to a system which is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our proprietary rights.

NO PUBLIC MARKET FOR THE COMMON STOCK AND POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for our common stock. We cannot assure that an active trading market will develop or be sustained or that the market price of the common stock will not decline. Even if an active trading market does develop, the market price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

    - actual or anticipated variations in our quarterly operating results;

    - announcements of new product or service offerings;

    - technological innovations;

    - competitive developments;

    - changes in financial estimates by securities analysts;

    - conditions and trends in the Internet and electronic commerce industries;

    - changes in the economic performance and/or market valuations of other Internet, online commerce or retail companies; and

    - general market conditions and other general factors.

    Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and have often been unrelated or disproportionate to the operating performance of such companies. Additionally, the market price of our common stock could be adversely affected by losses or other negative news regarding one or more other companies, despite the fact that such information is not related specifically to us and may even be contradictory to information that is specifically applicable to us. The trading prices of many technology companies' stocks are at or near historical highs. We cannot assure that such high trading prices will be sustained. These broad market factors may adversely affect the market price of our common stock. In addition, general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of the common stock. Trading in Internet stocks has been extremely volatile, and recent newspaper articles have suggested that, in response to such volatility, the Nasdaq National Market is considering authorizing trading halts on such stocks under certain circumstances and that certain broker-dealer firms have imposed restrictions on purchasing Internet stocks with borrowed funds. We are unable to predict whether the Securities and Exchange Commission, Nasdaq, broker-dealers or others may adopt regulations or internal policies governing trading in Internet stocks or the impact of any such regulations or policies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, results of operations and financial condition.

CONTROL BY EXISTING STOCKHOLDERS

    Following this offering, approximately 45.6% of the outstanding common stock will be beneficially owned by Benjamin Narasin, our President and Chief Executive Officer, and approximately 11.4% will be beneficially owned by Richard
A. Eisner & Company, LLP ("RAE"). Accordingly, Mr. Narasin and RAE will have substantial influence over the outcome of any matter submitted to a vote of stockholders, including the election of directors and the approval of significant corporate transactions (such as acquisitions of us or our assets). Such influence could delay or prevent a change of control of our Company. Please see "Principal Stockholders" and "Description of Securities."

RISKS ASSOCIATED WITH THE YEAR 2000

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    We are in the process of conducting an analysis to determine the extent to which our own and our major suppliers' or other third parties' systems (insofar as they relate to our business) are subject to the Year 2000 issue. We are currently unable to predict the extent to which the Year 2000 issue will affect these third parties, or the extent to which we would be vulnerable to such third parties' failure to remediate any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 to convert its systems on a timely basis or a conversion that is incompatible with our systems could have a material adverse effect on our business, results of operations and financial condition. In the event that our production, operational and Web-hosting facilities that support our Web sites are not Year 2000 compliant, some or all of our Web sites may become unavailable to our users. The Year 2000 readiness of the general infrastructure necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. In addition, most of the purchases from our Web site are made with credit cards, and our operations may be materially adversely affected to the extent our customers are unable to use their credit cards due to the Year 2000 issues that are not rectified by their credit card vendors.

NO DIVIDENDS

    We have never paid any cash or other dividends on our common stock. Payment of dividends on our common stock is within the discretion of the Board of Directors and will depend upon our earnings, our capital requirements and financial condition, and other factors deemed relevant by the Board. For the foreseeable future, the Board intends to retain future earnings, if any, to finance our business operations and does not anticipate paying any cash dividends with respect to the common stock. Please see "Management's Discussion and Analysis and Results of Operations--Liquidity and Capital Resources" and "Dividend Policy."

ANTI-TAKEOVER PROVISIONS

    Certain provisions of our Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Please see "Description of Securities."

DILUTION

    The initial public offering price per share will exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will incur immediate and substantial dilution in their investment. To the extent outstanding options and warrants to purchase common stock are exercised, there will be further dilution. Please see "Dilution."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

    We currently anticipate that the net proceeds from this offering, together with available funds and cash flow from operations, will be sufficient to meet our anticipated working capital needs for at least the next 12 months. We may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to acquire complementary businesses, technologies or services. We cannot assure you that any required additional financing will be available on terms favorable to us, or at all. If additional funds are raised by our issuing equity securities, stockholders may experience dilution of their ownership interest and such securities may have rights senior to those of the holders of our common stock. If additional funds are raised by our issuing debt, we may be subject to certain limitations on our operations, including limitations on the payment of dividends. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, take advantage of acquisition opportunities, develop or enhance services or respond to competitive or business pressures, which could have a material adverse effect on our business, results of operations and financial condition. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DISCRETION AS TO USE OF PROCEEDS

    Our management can spend the proceeds from this offering in ways which differ from the specific proposed uses described in this prospectus. We have also allocated a large portion of the proceeds from this offering to discretionary uses. The stockholders may not agree with management's spending decisions. Please see "Use of Proceeds."

SHARES ELIGIBLE FOR FUTURE SALE

    The market price of our common stock could decline as a result of sales of a substantial number of shares of our common stock in the market after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have 7,500,000 outstanding shares of common stock. Of these shares, the 3,000,000 shares being offered hereby (as well as up to an additional 450,000 shares that may be issued to cover any underwriters' over-allotments) will be freely tradeable.

    As of the date of this prospectus, options to purchase a total of 142,500 shares of common stock are outstanding, none of which are currently exercisable. Of such options, options to purchase 71,250 shares of common stock shall immediately vest and become exercisable upon the closing of this offering. Shares issued upon the exercise of stock options will be eligible for resale in the public market from time to time subject to, in the case of certain options, the expiration of the lock-up agreements referred to below.

    As of the date of this prospectus, warrants to purchase 117,500 shares of common stock are outstanding. Of such warrants, warrants to purchase 22,500 shares of common stock are currently exercisable, and warrants to purchase 95,000 shares of common stock become exercisable upon the closing of the offering. Shares issued upon the exercise of such warrants will be eligible for resale in the public market upon the expiration of the lock-up agreements referred to below.

    Our directors and officers and certain of our stockholders who hold 4,500,000 shares in the aggregate, together with the holders of options to purchase 142,500 shares of common stock and the holders of warrants to purchase 95,000 shares of common stock, have entered into lock-up agreements pursuant to which they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Gruntal & Co. for a period of one year from the date of this prospectus.

    Certain stockholders, holding 237,500 shares of common stock, together with the holders of options to purchase 142,500 shares of common stock and the holders of warrants to purchase 95,000 shares of common stock, have the right, subject to certain conditions and limitations, to include their shares in certain future registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have an adverse effect on our ability to raise needed capital. These rights are subject to the lock-up arrangements referred to above. Please see "Principal Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

    We estimate that the net proceeds to us from the sale of the 3,000,000 shares of common stock will be approximately $18,905,000, ($21,803,000 if the Underwriters' over-allotment is exercised in full), after deducting the underwriting discounts and estimated offering expenses, assuming a public offering price of $7.00 per share.

    We intend to use the net proceeds of the offering as follows:

                                                                   APPROXIMATE    PERCENTAGE OF
USE                                                                  AMOUNT       NET PROCEEDS
----------------------------------------------------------------  -------------  ---------------
Advertising and Marketing(1)....................................  $   4,200,000            22%
Hiring Personnel(2).............................................      3,700,000            20%
Equipment and Software Purchases and Upgrades(3)................      1,600,000             8%
Repayment of Debt(4)............................................      1,000,000             5%
Payment of Deferred Salaries to Management and Repayment of
  Loans from Stockholders(5)....................................        366,000             2%
General Corporate and Working Capital Purposes..................  $   8,039,000            43%
                                                                  -------------           ---
                                                                  $  18,905,000           100%
                                                                  -------------           ---
                                                                  -------------           ---

------------------------

(1) Includes both online and traditional advertising. Online advertising includes banner advertising, as well as costs associated with obtaining portal and Web site sponsorship and entering strategic alliances.

(2) Includes (a) sales personnel both to develop merchandise available for sale online and to increase the number of tenants that advertise or promote their products on the Company's sites, (b) content management personnel to create and edit the content at such sites, (c) business development personnel to establish and manage strategic alliances, and (d) certain additional management personnel.

(3) Includes new office space and infrastructure, including, possibly, an expanded call center and Internet-based toll-free consumer support.

(4) Includes repayment of $1,000,000 principal amount of debt incurred in connection with the FM/CCP Financing bearing interest at a rate of 6% per annum and due on the earlier of the closing of the offering or March 2, 2000.

(5) Includes (a) $248,000 of deferred compensation payable to Benjamin Narasin, the Company's President and Chief Executive Officer and (b) repayment of a $118,000 loan to RAE, a principal stockholder of the Company.

    We reserve the right to reallocate proceeds to different uses if, in management's view, the needs of the business so require. In addition, a large portion of the proceeds is allocated to discretionary purposes. Investors may not agree with any such allocation or reallocation.

    Based on our operating plan, we believe that the net proceeds of this offering, together with available funds on hand and cash flow from operations, will be sufficient to satisfy our current working capital requirements for at least 12 months following this offering. Such belief is based upon certain assumptions (including assumptions as to our contemplated operations and business plan and economic and industry conditions). We cannot be certain that such resources will be sufficient for such purpose. Furthermore, if we were to make significant acquisitions for cash consideration, we would require additional capital. In addition, contingencies may arise that may require us to obtain additional capital. We cannot be certain that we will be able to obtain such capital on favorable terms or at all. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities. Please see "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                DIVIDEND POLICY

    We have not paid dividends on our common stock since inception and do not intend to pay any dividends to our stockholders in the foreseeable future. We currently intend to retain earnings, if any, for the development and expansion of our business. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other factors our Board believes are relevant.

                                    DILUTION

    The net tangible book value (deficit) of the Company as of December 31, 1998, was approximately $(234,000), or $(0.05) per share pro forma of common stock. Pro forma net tangible book value, giving effect to the issuance of shares and debt in connection with the FM/CCP Financing and the receipt and application of the estimated net proceeds from the sale of the 3,000,000 shares of common stock offered hereby, at an assumed initial public offering price of $7.00 per share, would have been $19,617,000, or $2.62 per share. This represents an immediate increase in the pro forma net tangible book value of $2.67 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $4.38 per share to new investors. Please see "Certain Relationships and Related Transactions" and "Description of Securities." The following table illustrates this per share dilution.

Assumed initial public offering price per share..............             $    7.00
Net tangible book value (deficit) per pro forma share as of
  December 31, 1998..........................................  $   (0.05)
Increase in net tangible book value per share attributable to
  new investors..............................................       2.67
                                                               ---------
Pro forma net tangible book value per share after the
  offering...................................................                  2.62
                                                                          ---------
Dilution per share to new investors..........................             $    4.38
                                                                          ---------
                                                                          ---------

    The following table summarizes, on a pro forma basis as of December 31, 1998, the differences between the number of shares of common stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders (including the issuance of 225,000 shares of common stock to FM/CCP Investment Partners, LLC) and by new investors (at an assumed offering price of $7.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses):

                                             SHARES PURCHASED
                                          -----------------------      TOTAL           AVERAGE
                                            NUMBER      PERCENT       AMOUNT       PRICE PER SHARE
                                          ----------  -----------  -------------  -----------------
Existing stockholders...................   4,500,000          60%  $   1,411,000      $    0.31
New investors...........................   3,000,000          40%     21,000,000           7.00
                                          ----------         ---   -------------
                                           7,500,000         100%  $  22,441,000
                                          ----------         ---   -------------
                                          ----------         ---   -------------

    The foregoing discussion and table assumes no exercise of outstanding options or warrants subsequent to December 31, 1998, and excludes: (i) an aggregate of 1,125,000 shares of common stock reserved for future grants or purchases under the Company's 1999 Stock Option Plan; (ii) 237,500 shares reserved for issuance for warrants and options issued in connection with the FM/CCP Financing as well as up to 12,500 shares which may be issued upon exercise of such options and warrants; (iii) 22,500 shares of common stock reserved for issuance upon the exercise of warrants issued to Wit Capital as placement agent for the FM/CCP Financing, and (iv) 300,000 shares of common stock reserved for issuance upon the exercise of the Representative's Warrants. Please see "Management-- 1999 Stock Option Plan," "Certain Relationships and Related Transactions," "Description of Securities" and "Underwriting."

                                 CAPITALIZATION

    The following table sets forth as of December 31, 1998: (i) the actual capitalization of the Company; (ii) the pro forma capitalization of the Company,
giving effect to (a) the sale of       shares of common stock to FM/CCP
Investment Partners LLC for $1,000,000 and (b) the issuance of $1,000,000 principal amount of 6% notes payable to FM/CCP Investment Partners LLC, (iii) the reorganization of Internet Fashion Mall LLC into fashionmall.com, Inc., and
(iv) the pro forma as adjusted capitalization of the Company adjusted to reflect
(a) the FM/CCP Financing, (b) the issuance of the 3,000,000 shares of common stock offered hereby (assuming an initial offering price of $7.00 per share) and the receipt of the estimated net proceeds therefrom and (c) the repayment of the $1,000,000 notes payable to FM/CCP Investment Partners, LLC, and the deferred salaries to management and loans to stockholders, totaling $366,000. Please see "Use of Proceeds" and "Description of Securities."

                                                                                  PRO FORMA
                                                                                     AS
                                 ACTUAL     PRO FORMA A(1)   PRO FORMA B(1)(2)   ADJUSTED(3)
                               -----------  ---------------  -----------------  -------------
Long-term obligations:
  6% notes payable(4)........  $        --   $     963,000     $     963,000     $        --
Stockholders' equity:
    Common stock--$.01 par
      value; 35,000,000
      shares authorized; 0,
      0, 4,500,000 and
      7,500,000 shares issued
      and outstanding,
      respectively...........           --              --            45,000          75,000
    Additional paid-in
      capital(5)                        --         136,000           757,000      19,632,000
    Members' contributed
      capital................      411,000       1,219,000                --              --
    Accumulated deficit......     (553,000)       (553,000)               --         (37,000)
                               -----------  ---------------  -----------------  -------------
  Total stockholders'
    (deficit) equity.........     (142,000)        802,000           802,000      19,670,000
                               -----------  ---------------  -----------------  -------------
    Total capitalization.....  $  (142,000)  $   1,765,000     $   1,765,000     $19,670,000
                               -----------  ---------------  -----------------  -------------
                               -----------  ---------------  -----------------  -------------

------------------------

(1) Gives effect to (i) the sale of equity interest to FM/CCP Investment Partners, LLC for $1,000,000 and (ii) the issuance of $1,000,000 principal amount of 6% notes payable to FM/CCP Investment Partners, LLC.

(2) Assumes the reorganization of Internet Fashion Mall LLC into fashionmall.com, Inc. See Note 8 of Notes to Financial Statements.

(3) Excludes: (i) an aggregate of 1,125,000 shares of common stock reserved for future grants or purchases under the Company's 1999 Stock Option Plan, (ii) 95,000 shares of common stock reserved for issuance upon exercise of warrants issued in connection with the FM/CCP Financing, (iii) 142,500 shares of common stock reserved for issuance upon exercise of options issued to Jerome Chazen, a director of the Company, (iv) up to 12,500 shares issuable upon exercise of the options and warrants referred to in (ii) and
    (iii) above, and (v) 300,000 shares of common stock reserved for issuance upon exercise of Representative's Warrants. Please see "Management--1999 Stock Option Plan," "Certain Relationships and Related Transactions," "Description of Securities" and "Underwriting."

(4) Net of the fair value of warrants issued in conjunction with notes payable of $37,000.

(5) Includes amounts assigned to warrants issued in conjunction with notes payable and warrants issued to placement agent as a portion of the finders fee for the private placement.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The balance sheet information as of December 31, 1998 and the income statement data set forth below for the years ended December 31, 1997 and 1998 are derived from the Company's audited financial statements included elsewhere in this prospectus. The balance sheet information as of December 31, 1995, 1996 and 1997 and the income statement data for the years ended December 31, 1995 and 1996 are derived from the Company's unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for the period.

                                                                 YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------
                                                     1995(1)       1996
                                                   (UNAUDITED)  (UNAUDITED)      1997          1998
                                                   -----------  -----------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
Site revenues....................................  $    14,000  $   219,000  $  1,253,000  $  2,055,000
Cost and Expenses:
Site development, merchandise and content........       34,000      177,000       150,000       270,000
Advertising and marketing expense................       38,000      251,000       696,000     1,104,000
Selling expense..................................       32,000      102,000       122,000       257,000
General and administrative expense...............       44,000      140,000       283,000       413,000
                                                   -----------  -----------  ------------  ------------
                                                       148,000      670,000     1,251,000     2,044,000
                                                   -----------  -----------  ------------  ------------
(Loss) income from operations....................     (134,000)    (451,000)        2,000        11,000
Other income.....................................      --           --              1,000         3,000
                                                   -----------  -----------  ------------  ------------
Net (loss) income--historical....................  $  (134,000) $  (451,000) $      3,000  $     14,000
                                                   -----------  -----------  ------------  ------------
                                                   -----------  -----------  ------------  ------------
Pro forma net (loss) income(2)...................  $  (134,000) $  (451,000) $      3,000  $     14,000
Pro forma basic net (loss) income
  per share(2)...................................        (0.03)       (0.10)      *             *
Pro forma diluted net (loss) income
  per share(2)...................................        (0.03)       (0.10)      *               (0.04)
Shares used in the calculation of pro forma net
  (loss) income per share(3):
  Basic..........................................    4,500,000    4,500,000     4,500,000     4,500,000
  Diluted........................................    4,500,000    4,500,000     4,500,000     4,368,000

------------------------------

*   less than $0.01

                                                                         DECEMBER 31,
                                              ------------------------------------------------------------------
                                                 1995         1996         1997                    AS ADJUSTED
                                              (UNAUDITED)  (UNAUDITED)  (UNAUDITED)     1998           (4)
                                              -----------  -----------  -----------  -----------  --------------
    BALANCE SHEET DATA:
      Cash..................................   $  --       $   --       $    66,000  $    82,000   $ 19,536,000
      Working (deficiency) capital..........     (99,000)      (18,000)     117,000     (247,000)    19,199,000
      Total assets..........................      --            74,000      274,000      508,000     19,923,000
      Total liabilities.....................      99,000       294,000      491,000      650,000        253,000
      Members' deficit/stockholders'
        equity..............................     (99,000)     (220,000)    (217,000)    (142,000)    19,670,000

------------------------------

    (1) The results of operations for the year ended December 31, 1995 includes the operations of the Company from its commencement of operations on December 22, 1994 to August 1995, which reflected a net (loss) of ($15,000) with revenues of $2,000.

    (2) Computed on the basis described in Note 3 of Notes to Financial Statements and assuming the pro forma tax provisions described therein. Prior to this offering, the Company will effect a reorganization, in which the Company will change from a limited liability company to a C corporation.

    (3) See Note 3 of Notes to Financial Statements for an explanation of the determination of shares used in computing pro forma net income (loss) per share (basic and dilutive).

    (4) As adjusted to reflect (i) the issuance and sale of the 3,000,000 shares of common stock offered hereby (assuming an initial public offering price of $7.00 per share), and the receipt and application of the estimated net proceeds therefrom, (ii) the FM/CCP Financing, and (iii) the repayment of the $1,000,000 notes payable to FM/CCP Investment Partners, LLC, and the deferred salaries to management and loans to stockholders, totaling $366,000. See Note 8 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and related notes thereto.

    All statements contained herein that are not historical facts, including, but not limited to, statements regarding the Company's current business strategy and the Company's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Generally, the words "anticipates," "believes," "estimates," "expects" and similar expressions as they relate to the Company and its management are intended to identify forward-looking statements. Actual results may differ materially. Among the factors that could cause actual results to differ materially are those set forth under "Risk Factors." The Company urges prospective investors to exercise caution and not to place undue reliance on any such forward-looking statements. Forward-looking statements contained in this prospectus speak only as of the date made, and the Company does not intend to update such information after the offering.

OVERVIEW

    Our Web site (www.fashionmall.com) engages in the marketing and sale of fashion, apparel, footwear, beauty and related lifestyle products and accessories over the Internet. fashionmall.com, Inc. combines an online shopping mall with fashion content to provide a centralized site for manufacturers, retailers, magazines and catalogs to advertise, display and sell their product lines.

    To date, our revenue has primarily come from fees paid by tenants for their inclusion on the fashionmall.com site. However, we expect to derive significant revenue from expansion of our direct electronic commerce ("e-commerce") sales of apparel and related merchandise through our own online stores. We believe that the e-commerce apparel market is large and growing and that our brand recognition and site traffic position us to take advantage of that opportunity. Jupiter Communications, an independent Internet market research organization, ranks apparel among the top five product categories for Internet sales and estimates that the number of people shopping on the Internet will increase from 10 million in 1997 to 61 million in 2002. Our first online store is our recently launched Outletmall.com site, through which we sell quality, branded merchandise at significant discounts.

    As of December 31, 1998, the Company had an accumulated deficit of $553,000. We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to brand development; marketing and other promotional activities; hiring of management, sales and other personnel; the expansion of our merchandise offerings; the expansion of our infrastructure and customer support services; strategic relationship development; and, possibly, the acquisition of related or complementary businesses. Although we have experienced revenue growth in recent periods, historical growth rates may not be sustainable and are not indicative of future operating results, and there can be no assurance that we will achieve or maintain profitability. Please see "Risk Factors-- Uncertain Profitability; Historical Deficit; Anticipated Losses."

    We have a limited operating history on which to base an evaluation of our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the Internet. Such risks for us include, but are not limited to, an evolving and unpredictable business model and management of our growth. To address these risks, we must, among other things, maintain and expand our tenant base and traffic to our Web site, implement and successfully execute our business and marketing strategy, continue to develop and upgrade our technology and transaction-processing systems, improve our Web site, provide satisfactory customer service and order fulfillment, respond to competitive developments and attract, retain and motivate qualified personnel. We cannot be certain that we will be successful in addressing such risks, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations. Please see "Risk Factors--Limited Operating History."

    Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily a good indication of our future performance. It is likely that our results of operations in some future quarter may be below the expectations of public market analysts and investors. In that event, the price of our common stock is likely to decline. Please see "Risk Factors-- Volatility of Quarterly Operating Results."

    During the year ended December 31, 1998, 51.3% of our revenues were generated by barter arrangements (agreements whereby we trade advertisements on fashionmall.com in exchange for advertisements in third-party publications or on Web sites). The corresponding barter expenses, which equal the amount of barter revenues, are included as a component of advertising and marketing expenses. Although we expect the percentage of barter revenue to decrease following the offering, we intend to continue to engage in barter transactions for the foreseeable future. See Note 2 of Notes to Financial Statements for information concerning the accounting treatment of barter activities.

RESULTS OF OPERATIONS

    YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

    SITE REVENUES. Total revenues increased by $802,000, or 64%, to $2,055,000 in 1998, compared to $1,253,000 in 1997. Barter revenue increased by $321,000, or 44%, to $1,055,000 in 1998, compared to $734,000 in 1997. The increase was due to increased industry acceptance of the fashionmall.com model resulting in additional new clients and increased rates for space on fashionmall.com based on traffic growth.

    EXPENSES. Total expenses of the business increased from $1,251,000 in 1997 to $2,044,000 in 1998. The increase was due to increased expenditures for technical staff, increased barter advertising and increased equipment and infrastructure needs. The Company capitalizes costs incurred in the process of creating software for internal use. The capitalized software costs are amortized on a straight-line basis over the estimated useful life of two years. At December 31, 1998, approximately $67,000 of capitalized software costs had been incurred; prior to 1998, such costs were not material. Amortization expense for the year ended December 31, 1998, was $9,000 and is included in general and administrative expenses.

    SITE DEVELOPMENT, MERCHANDISE AND CONTENT. Site development, merchandise and content expenses increased by $120,000, or 80%, to $270,000 in 1998, compared to $150,000 in 1997. The increase was primarily due to increased payroll for site development related salaries as well as increased costs of content creation and merchandise for the Company's Web site.

    ADVERTISING AND MARKETING. Advertising and marketing expenses increased by $408,000, or 59%, to $1,104,000 in 1998, compared to $696,000 in 1997. The increase was primarily due to increased barter advertising expense primarily related to increased print advertising on behalf of the fashionmall.com brand and some online banner advertising programs. We expect these expenses will continue to grow significantly, as we pursue an aggressive growth strategy and aggressively market the fashionmall.com brand through both print and online advertising.

    SELLING EXPENSES. Selling expenses increased by $135,000, or 111%, to $257,000 in 1998, compared to $122,000 in 1997. The increase was primarily due to increased payroll and salaries for sales staff. We expect these expenses will continue to grow significantly, as we pursue an aggressive growth strategy and hire additional sales personnel.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by $130,000, or 46%, to $413,000 in 1998, compared to $283,000 in 1997. The increase was primarily due to increased payroll expenses associated with the management team and additional support staff required by our growth.

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We expect these expenses to grow as additional personnel are hired and additional expenses are incurred. These increased expenses relate to growing our business and operating as a public company.

    YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

    SITE REVENUES. Total revenues increased by $1,034,000, or 472%, to $1,253,000 in 1997, compared to $219,000 in 1996. Barter revenue increased by $586,000, or 396%, to $734,000 in 1997, compared to $148,000 in 1996. The increase was due to the expansion of the sales staff, increased pricing for fashionmall.com space and the adoption of a performance based pricing model that allowed us to increase our revenue as traffic increased.

    EXPENSES. Total expenses of the business increased from $670,000 in 1996 to $1,251,000 in 1997. The increase was due to additions to the sales staff and barter advertising, as well as increased selling expenses and general and administrative expenses.

    SITE DEVELOPMENT, MERCHANDISE AND CONTENT. Site development, merchandise and content expenses decreased by $27,000, or 15%, to $150,000 in 1997, compared to $177,000 in 1996. The decrease was primarily due to reduced costs of programming and site administration through increased utilization of dedicated staff and reduced reliance on outside contractors.

    ADVERTISING AND MARKETING. Advertising and marketing expenses increased by $445,000, or 177%, to $696,000 in 1997, compared to $251,000 in 1996. The increase was primarily related to increased print advertising on behalf of the fashionmall.com brand and some online advertising programs.

    SELLING EXPENSES. Selling expenses increased by $20,000, or 20%, to $122,000 in 1997, compared to $102,000 in 1996. The increase was primarily due to increased payroll and freelance salaries for sales staff.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $143,000, or 102%, to $283,000 in 1997, compared to $140,000 in
1996. The increase was primarily due to increased payroll and professional fees.

LIQUIDITY AND CAPITAL RESOURCES

    From inception, we have financed our operations primarily from private investment and cash flows from operations.

    At December 31, 1998, we had cash and cash equivalents on hand of $82,000.

    During the years ended December 31, 1998 and 1997, our owners loaned us funds to cover various costs and expenses, including, but not limited to, salaries and other general and administrative expenses. These loans are non-interest bearing and are due on demand. At December 31, 1998 and 1997, amounts due to the owners totaled $96,000 and $167,000, respectively. Also during 1997, an owner loaned us $24,000 for payroll. The loan is repayable in equal installments over 12 months. The loan does not bear interest. At December 31, 1998 and 1997, the outstanding loan balance totaled $22,000 and $24,000, respectively. As of March 8, 1999, loans from owners aggregated $22,000, all of which will be repaid from the net proceeds of the offering.

    We had no material commitments for capital expenditures at December 31, 1998. As of that date, we had no minimum lease obligations as the operating lease of office space is month to month. As of December 31, 1998, we had deferred compensation of $248,000 representing money owed to our President (who is also a principal stockholder) for services rendered, which will be paid from the net proceeds of the offering.

    We intend to take ownership of inventory as we expand our online direct sales of apparel and related merchandise through our online stores. As a result, we may be subject to significant inventory risks which could have a material adverse effect on our business, financial condition and results of operations. Please see "Risk Factors--Inventory Risk."

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    We believe that the net proceeds from this offering, together with funds on hand and any cash flow from operations, will be sufficient for the next 12 months. Depending on our rate of growth and cash requirements, we may require additional equity or debt financing to meet future working capital or capital expenditure needs. There can be no assurance that such additional financing will be available or, if available, that such financing can be obtained on terms satisfactory to us. Please see "Risk Factors--Future Capital Needs; Uncertainty of Additional Financing."

YEAR 2000 COMPLIANCE

    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. We are in the process of conducting an analysis to determine the extent to which our own and our major suppliers' or other third parties' systems (insofar as they relate to our business) are subject to the Year 2000 issue. We expect to resolve any internal Year 2000 compliance issues primarily through normal upgrades of our software or, when necessary, through replacement of existing software with Year 2000 compliant applications. The cost of these upgrades or replacements is included in our capital expenditure budget and is not expected to be material to our financial position or results of operations. We estimate that our total cost to become Year 2000 compliant will not exceed $50,000. However, such upgrades and replacements may not be completed on schedule or within estimated costs or may not successfully address our Year 2000 compliance issues.

    We are also dependent on Year 2000 compliance of third parties. Examples include credit card processing, server hosting and delivery of goods by the United States Postal Service or other third party carriers. We are in the process of seeking verification from our key distributors, vendors and suppliers that they are Year 2000 compliant or, if they are not presently compliant, to provide a description of their plans to become so.

    In the event that our production and operational facilities that support our Web sites are not Year 2000 compliant, some or all of our Web sites may become unavailable. Our review of our systems has shown that there is no single application that would make our Web sites totally unavailable and we believe that we can quickly address any difficulties that may arise.

    In the event that our Web-hosting facilities are not Year 2000 compliant, our Web sites would be unavailable and we would not be able to deliver services to our users. If our present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our business, operating results and financial position could be materially and adversely affected.

    Although we are assessing contingency plans (such as using other third party carriers if one or more are unavailable due to Year 2000 problems) our dependence on third parties may make it impossible to develop or implement an adequate contingency plan.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. The adoption of SFAS No. 130 has no impact on our results of operations, financial position or cash flows.

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
    In June 1997, FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segment of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way the public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about the operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The adoption of this statement has no impact on our results of operations, financial position or cash flows.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." Statement of Position 98-1 is effective for financial statements for years beginning after December 15, 1998. Statement of Position 98-1 provides guidance on accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. We do not expect this standard to have a material effect on our capitalization policy.

    In February 1998, FASB issued SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits," which revises employers' disclosures about pension and other post-retirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 has no impact on our results of operations, financial position or cash flows.

    In April, 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." Statement of Position 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As we have expensed these costs historically, the adoption of this standard is not expected to have a significant impact on our results of operations, financial position or cash flows.

    In June 1998, FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As we do not currently engage or plan to engage in derivative or hedging activities, there will be no impact to our results of operations, financial position or cash flows upon the adoption of this standard.

                                    BUSINESS

OVERVIEW

    The Company's Web site (www.fashionmall.com) engages in the marketing and sale of fashion, apparel, footwear, beauty and related lifestyle products and accessories over the Internet. Fashionmall.com combines the concept of an online shopping mall with fashion content to provide a centralized site for manufacturers, retailers, magazines and catalogs to advertise, display and sell their product lines. The Company's revenues have grown from $219,000 in 1996 to $2,055,000 in 1998. fashionmall.com has become one of the most popular sites for apparel and fashion-related content on the Internet.

    fashionmall.com is divided into several areas, each consisting of a number of fashion/apparel content and magazine company "tenants" whose sales and marketing efforts are generally aimed towards a certain target market. These areas currently focus on specific markets including upscale fashion, teen fashion, sports apparel and beauty. fashionmall.com has a diverse tenant base of brand name companies, including Brooks Brothers, Fortunoff, dELiA*s, Skechers, Steve Madden and Liz Claiborne.

DEVELOPMENT OF ONLINE FASHION/APPAREL SHOPPING INDUSTRY

    The fashion/apparel retail industry is a well established, approximately $170 billion component of the U.S. retail economy. Historically, the fashion/apparel industry has been a leader in the development of new distribution channels. Shopping destinations for apparel and related merchandise have evolved over the years from department stores such as Macy's and Bloomingdales to malls and outlet malls where a variety of retail and specialty stores (apparel and non-apparel) are conveniently centralized for shoppers in one location. The ambition of apparel companies to further capitalize on the customer's desire for convenience fueled the growth of the catalog industry. Companies such as L.L. Bean, Lands' End and J. Crew have established the print catalog as a vehicle through which customers purchase apparel from the convenience and comfort of their home or office. In the past decade, companies such as QVC and Home Shopping Network, Inc. have applied the same principles to the medium of television and created a new, multi-billion dollar industry. Today, the Internet represents a new, global distribution channel for the fashion/apparel industry to exploit.

    The Company believes that the Internet is particularly well-suited for promoting, marketing and selling merchandise such as apparel. The Company's fashionmall.com site combines the mall concept of grouping retail and speciality venues in a centralized location with the at-home shopping convenience of catalog sales and television home shopping. A retail site on the Internet can provide direct product service and information to a large number of users located throughout the world simultaneously with a substantially smaller sales staff than traditional retailers, and has the ability to rapidly and continually update such information. Internet merchandisers, unlike traditional department stores or mall operations, are not limited by the constraints or expenses of store or mall construction and rental, or the difficulty of consumers traveling to their locations. In contrast to catalog merchandisers, Internet retailers can react quickly to the need to change product description advertising and promotional materials, pricing and mix and are not subject to the costs of catalog publication and distribution. The Internet is a highly interactive medium through which shopper responses and preferences can be tracked, thereby enabling the merchandiser to customize the online stores, advertising and promotional materials and to target specific consumer groups and individuals.

    Jupiter Communications ("Jupiter"), an independent Internet market research organization, estimates that the number of people shopping on the Internet will increase from 10 million in 1997 to 61 million in 2002. Jupiter also estimates that these shoppers will increase their spending on products offered on the Internet from $2.6 billion in 1997 to $41 billion in 2002. According to a study released by the Marketing Corporation of America, approximately $8.2 billion was spent online during the 1998 holiday season. According to Jupiter, apparel now ranks among the top five product categories for Internet sales. The Company believes that the volume of online apparel sales will grow quickly as the Internet develops as a distribution channel and the Company feels that it is well positioned to capitalize on this market opportunity.

BUSINESS OBJECTIVE AND STRATEGIES

    The Company's objective is to be the primary fashion/apparel destination on the Internet.

    In order to achieve this objective, the Company intends to:

    - increase brand awareness and site traffic;

    - expand its tenant base;

    - convert increased traffic into additional tenant fees;

    - convert increased traffic into e-commerce revenues; and

    - create customer loyalty and retention.

INCREASE BRAND AWARENESS AND TRAFFIC

    The Company believes that building awareness of the fashionmall.com brand is critical in its effort to be the premier site for fashion/apparel on the Internet. Consequently, the Company is focused on building on its traffic by (i) aggressively marketing the Company's site and (ii) entering into key strategic alliances with high-traffic Web sites.

    ADVERTISING AND MARKETING

    The Company utilizes numerous marketing techniques to increase brand recognition and traffic, including both traditional and online advertising. To date, the Company's lack of financial resources has limited its ability to spend the funds necessary to increase its brand recognition and traffic to desired levels. The Company intends to use a substantial part of the proceeds from this offering to significantly increase its marketing efforts.

    The Company promotes its site through print advertising in industry and consumer publications. To date, due to its limited financial resources, the Company's use of advertising has primarily been through barter arrangements. The Company provides space for magazines on fashionmall.com in exchange for advertising in their print publications. In 1998, the Company placed approximately $1,038,000 worth of advertising through this model. Upon consummation of this offering, the Company intends to increase its cash payments in promotion of its site in print publications. In addition, the Company has utilized, and intends to utilize, outdoor media, trade shows and radio and television promotions.

    The Company's online marketing tactics include sponsorship agreements with well-known companies, as well as banner advertising on various Web sites. The Company's sponsorship agreements include an agreement with VISA pursuant to which the VISA logo and payment option are integrated into fashionmall.com in exchange for a fee and promotion of fashionmall.com by VISA. The Company also has an agreement with CBS Sportsline, a leading sports Web site, pursuant to which the Company places CBS Sportsline as the sponsor of a newly developed "Sports" area on fashionmall.com. The Company plans to pursue agreements with other brand name companies to cross-promote each other's products or services.

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
    STRATEGIC ALLIANCES

    To date, the Company has focused its consumer marketing efforts on fashionmall.com's placement on selected high traffic Web sites. The Company has formed key strategic alliances with two of the highest trafficked portals on the
Internet: Excite (and by extension Netscape, Prodigy and Webcrawler) and Microsoft/MSN. These relationships are designed to attract additional traffic to the Company's Web site, thereby directing traffic to tenants' sites, representing a significant opportunity for brand awareness, traffic creation, and revenue growth. The Company intends to develop relationships with additional high traffic Web sites after the consummation of the offering.

    - EXCITE. Excite is currently the sixth ranked Web site in terms of unique monthly visitors. The Company and Excite entered into an agreement effective as of June 5, 1998, pursuant to which Excite features fashionmall.com on the "Clothes and Beauty" channel within the Excite shopping area. The area contains content and merchandising offers from fashionmall.com. The Company and Excite each receive a share of certain revenues generated from each other's respective site. Through Excite's recent agreement with Netscape for frontal positioning in the Netscape search area as well as Excite's agreement to provide content (including the Company's) for the Netscape.com home page, the Company is receiving exposure on Netscape's site as well (although there can be no assurance that this positioning will continue). Netscape is currently the fifth ranked site in terms of unique monthly visitors. In addition, the Company will receive exposure through Excite's agreement to provide content (including the Company's) for Prodigy's Internet Service and its ownership of the Webcrawler search engine. The agreement has a one-year term with a subsequent six-month automatic renewal provision, unless either party notifies the other of its determination not to renew.

    - MICROSOFT/MSN. Microsoft.com is currently the fourth ranked Web site in terms of unique monthly visitors. The Company and Microsoft entered into an agreement effective as of March 4, 1998, pursuant to which Microsoft features fashionmall.com on the "Clothes and Accessories" channel within MSN's shopping area, and also features fashionmall.com on Microsoft.com, Expedia, and other Microsoft sites. Microsoft has also agreed to work with the Company on various joint promotions and "special offers" through this agreement and through the fashionmall.com site. Pursuant to their agreement, the Company will pay Microsoft a certain fee per month in addition to a percentage of the commissions earned by fashionmall.com. The agreement has a one-year term with subsequent automatic renewal provisions, unless either party notifies the other of its determination not to renew.

    The Company also has a content licensing agreement with Yahoo! effective as of March 1, 1998 for the placement of fashionmall.com within the Yahoo! shopping area to give the site access to Yahoo!'s visitor base. In addition, the Company has agreements with Amazon.com, Inktomi and several other high traffic Web sites designed to attract traffic to fashionmall.com.

    In addition to the above agreements, the Company has an affiliates program consisting of other Web sites which provide traffic to the Company's site in exchange for a percentage of revenue generated or for other consideration. At present, these relationships primarily represent traffic generation and brand building vehicles. The Company has been solicited by numerous Web sites desiring affiliate status. The Company plans to pursue marketing agreements and other strategic alliances with these and other leading Internet companies.

    EXPANSION OF THE COMPANY'S TENANT BASE

    The Company believes that it has assembled a collection of well-recognized brand name tenants. To accomplish the Company's goal of being the primary fashion/apparel destination on the Internet, the Company intends to add to its tenant roster through an aggressive sales campaign. As fashionmall.com's brand and site recognition and traffic increase, the Company believes that it will be able to attract additional national designer and brand name companies as tenants. In this connection, upon consummation of this offering, the Company plans to hire additional sales personnel who will be charged with developing and establishing relationships with apparel companies. Recruitment of staff for this effort is a primary use of the proceeds from this offering.

    fashionmall.com is the home to, or provider of traffic for, tenants representing a variety of fashion/ apparel companies. Types of tenants include:
(i) manufacturers, (ii) retailers, (iii) catalogs and (iv) magazines, including such recent additions as Brooks Brothers, dELiA*s, Skechers and Steve Madden.

    MANUFACTURERS. The Company's largest group of tenants are manufacturers of apparel, accessories and beauty products. These manufacturers lease space on fashionmall.com to provide promotional and educational material, educating consumers as to the manufacturer's products and stimulating purchases of such products online or off-line. In addition, manufacturers may use fashionmall.com for customer research, mailing list creation and product testing.

    CATALOGS. Catalog companies currently comprise a small percentage of the Company's tenants, but represent a growing target of the Company as tenants on fashionmall.com. The Company believes that it can assist manufacturers and retailers in gathering the necessary information and targeted mailing lists to either supplant, or justify, a catalog production effort.

    RETAILERS. Retailers also currently comprise a small percentage of the Company's tenants, but represent a growing target of the Company as tenants on fashionmall.com. Retailers have generally established their own online presence on the Internet and use the Company's Web site as a creator of additional traffic from targeted consumers to fuel their own online sales and/or marketing efforts.

    MAGAZINES. Fashion trade and consumer magazines and consumer lifestyle magazines comprise an important group of the Company's tenants. Such magazines use the Company's Web site to promote their own publication, solicit additional advertising, deliver value back to advertisers and solicit subscriptions to their publication. Magazine tenants may display articles (or portions thereof), highlights of or teasers from their magazine and/or deliver advertising.

CONVERSION OF TRAFFIC INTO TENANT FEES

    The Company intends to leverage the strength of its traffic and brand equity to drive revenue growth. The Company currently generates revenue from its tenants through: (i) tenant fees, (ii) Web site development in the form of site construction and management, (iii) banner advertising and (iv) online sales.

    TENANT FEES

    Manufacturers, retailers, magazines and others pay fees to the Company to lease space on the fashionmall.com site, thereby taking advantage of the traffic the Web site receives to market and advertise their products. The Company's tenants either pay fees tied to the amount of traffic the client receives (i.e. on a per click-through basis) or a flat rate per month. The Company expects to convert its Web site traffic into revenues by broadening the Company's base of tenants and leveraging increased traffic into higher tenant fees.

    WEB SITE DEVELOPMENT

    The Company provides Web site development services to fashion/apparel companies for Web pages to be displayed through the fashionmall.com Web site in exchange for fees. The Company has pre-designed working models for fashion/apparel companies who desire to get online quickly and at minimal expense. Since incremental costs are minimal, these represent very high margin services. In

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addition, the Company designs fully customized sites for long-term potential
fashionmall.com tenants and current tenants who desire larger sites or more advanced features.

    BANNER ADVERTISING

    Although it is presently not a significant focus of the Company, the Company offers banner advertisements on its site and intends to expand this effort to create a new source of revenue from non-fashion/apparel advertisers.

    ONLINE SALES OF TENANTS' MERCHANDISE

    Revenue from online sales of tenants' apparel, accessories and related merchandise are derived from the commissions and fees the Company receives from the online sale of merchandise by its tenants through fashionmall.com. Tenants who desire to sell merchandise on fashionmall.com may do so through one of two pricing models (in addition to applicable tenant fees and Web site development fees): (i) fashionmall.com as an intermediary in which the tenant is the direct retailer (I.E., makes the margin between wholesale and retail) and typically pays a commission to the Company and (ii) fashionmall.com as retailer in which the Company purchases the tenant's merchandise at wholesale to fill customer orders at retail at no additional cost to that tenant.

CONVERSION OF TRAFFIC INTO DIRECT ONLINE SALES

    While in the past the Company has derived nominal revenues from online sales in which the Company has acted as an intermediary or retailer, the Company sees a significant opportunity for revenue growth from launching its own online stores. The Company's first online store is its recently launched Outletmall.com. site, and the Company is in the process of developing a site devoted to teens as part of a joint venture with a print catalog company.

    OUTLETMALL.COM

    Outletmall.com is an adjunct to the primary fashionmall.com site--and is a key part of the Company's strategy to grow its e-commerce transaction volume. Outletmall.com is in an early stage of development, and consequently, the Company has conducted limited promotion of the site. The Company intends to use a significant portion of the net proceeds of this offering to market and build this online store. The Company's focus with Outletmall.com is to derive revenue from online sales. With this site, the Company is the retailer and controls the merchandising of products and earns the entire margin of sale from any merchandise sold. The Company's objective for Outletmall.com is to offer consumers a variety of brand name merchandise at significant discounts from regular retail prices and to frequently change the offered merchandise to stimulate repeat visits to the site. The Company intends to purchase excess inventory and end-of-season goods in order to gain a competitive sourcing advantage. Our online store represents a significant opportunity for the Company to increase its product offerings from national designer or brand name companies without their being tenants on fashionmall.com. Merchandise is offered (i) at targeted discounts that increase incrementally over a six- week period or (ii) at everyday low prices. The Company believes that its discount prices along with its diverse offerings of quality, brand name merchandise will be attractive to customers.

    Outletmall.com benefits manufacturers by permitting them to sell out-of-season, overstocked or discontinued merchandise. From the vendor's viewpoint, fashion apparel has a limited utility and value life cycle. Prior to the season when most sales are conducted, merchandise is at its highest perceived value, but loses its value each day thereafter. The Outletmall.com pricing model encourages purchases at each level in order to maximize revenue received for the product, giving the consumer value-priced merchandise for immediate consumption and the manufacturer a profitable vehicle for eliminating excess inventory.

    The Company currently does not take ownership of substantial amounts of inventory, although distribution facilities are available should suppliers be unable to fulfill merchandise directly. Merchandise that is not sold may be returned to the vendor, or liquidated on their behalf for a fee. The Company bears the risk of product returns, except for returns due to vendor error or defect, which are generally assumed by the vendor. As the Company increases its focus on online sales, it may take ownership of an increasing amount of inventory. Please see "Risk Factors--Inventory Risk" and "--Cost of Returns."

    TEEN SITE

    In February 1999, the Company entered into a letter of intent with Diplomat Direct Marketing Corp. ("Diplomat"), a print catalog company, contemplating the formation of an equally owned joint venture between the Company and Diplomat for the purpose of developing a teen apparel Internet and print catalog. The catalog is to be launched initially on the Internet to identify a mailing group for the print version. The letter of intent contemplates that Diplomat will fund the joint venture with an initial contribution of $500,000 and that the Company will provide the joint venture with an anchor position at the fashionmall.com "Teen" site and provide certain other services. The joint venture is not intended to be the exclusive vehicle for the sale, display or marketing of "teen" merchandise for either party. The letter of intent is not binding on the parties and is subject to the execution of a definitive agreement. There can be no assurance that a definitive agreement will be executed on the terms set forth above or at all.

CUSTOMER LOYALTY AND RETENTION

    The Company strives to offer fashionmall.com's visitors and customers value by providing a compelling and secure shopping experience, personalized services and a high level of customer service, as well as by developing certain technological enhancements. The Company believes that implementing these elements successfully will increase user loyalty, repeat usage and duration per visit.

    PROVIDE COMPELLING AND SECURE SHOPPING EXPERIENCE

    The Company is providing or intends to provide its customers with a compelling and secure shopping experience by (i) making its Web site's content entertaining, informative, convenient, and easy-to-use and attractively displaying and offering quality brand name products; (ii) providing a secure transaction processing system; (iii) offering personalized services; and (iv) providing outstanding customer service and product fulfillment.

    CONTENT. The Company offers its visitors entertaining and informative content, including fashion articles covering news, trends, guides and other fashion/apparel related features. The Company intends to expand its magazine, editorial, runway and expert forum fashion content, as well as create and acquire unique and timely content to maintain a base of frequently changing and valuable information that attracts and retains visitors. In addition, the Company plans to deliver community elements, such as bulletin boards and dedicated chat rooms, to the site's visitors.

    The Company's online store displays information about items offered on the Company's Web site, including sale price, retail price, cost, color and size characteristics, group information and manufacturer related information. Once the manufacturers have offered their products to the Company, the datasets are published to the Company's Web site. The Company's selling system is its Web site on the Internet, which was designed to give customers a convenient and safe "shopping basket" or ordering system to effect their purchases. The Company's Internet site uses Web servers to handle the transactional events, queries and updates to the various server databases.

    The Company's ordering system retrieves ordering information from selling systems, validates credit cards, processes the orders, creates and issues purchase orders to manufacturers and handles all post-sale marketing efforts. The ordering system also allows for orders to be taken over the telephone, by fax or by mail. The ordering system software was designed by the Company and is being augmented to give customer service representatives instant access to all customer information, to automatically update all changes to a customer's order and to inform the customer of confirmation of receipt of orders and order status by automated e-mail communications. The Company intends to access this customer profile information to search and analyze customer demographics and buying patterns in order to suggest new programs and offerings to customers.

    SECURITY. A critical issue for the success of online sales is maintaining the integrity of information, particularly the security of information such as credit card numbers. The Company believes, however, that security systems currently in place are at least as secure as those used for traditional transactions (i.e., in-store or mail order purchases). The Company believes that there are two potential areas for possible fraud by shopping electronically. The first is theft of credit card numbers traveling through phone lines and the second is theft of credit card numbers residing on the Company's system. Transactions are secured by using Secure Sockets Layer ("SSL") encryption which protects the information as it is transmitted between the customer browser and the Company's site on the Internet. The Company addresses the possibility of theft by using SSL encryption and a second encryption algorithm. The credit card number is encrypted while it is traveling and is translated only once it reaches fashionmall.com. This form of encryption is only available to customers using SSL encryption enabled browsers. Please see "Risk Factors--Internet Security Risks."

    The Company also offers other payment alternatives. The Company has installed a toll-free telephone number for taking orders, handling customer service, and receiving credit card information. The Company posts the toll free phone number for the customer during the checkout phase. After a customer calls this phone number with his or her order, the Company's customer service representatives ask for the customer's order number and the credit card number. The order is then processed through normal channels.

    PERSONALIZED SERVICES

    fashionmall.com intends to capitalize on the unique capabilities of the Internet to maximize the buying potential of its audience. The Company will use proprietary operating processes to track and mine usage patterns for each visitor to the fashionmall.com Web site. The Company intends to analyze this data in great detail and, based on its analyses, target promotions and cross-sell products to such visitor during future visits to fashionmall.com. This highly personalized approach to selling leverages the Internet's unique capabilities to structure the presentation of product around the characteristics of a specific audience. This use of technology not only makes for a much more compelling shopping experience as compared to more traditional distribution channels (e.g., catalogs), but also allows the merchandiser to suggest products and potentially create sales that might not otherwise take place.

    The Company believes that a strong understanding of the customer demographic profile and purchasing habits is critical to effective and successful merchandising. The Company intends to aggregate demographic information relating to its customer base by requesting certain information upon a customer's registration and collecting data, based on previous purchasing and browsing behavior. Through this collection of demographic consumer data, the Company will have the ability to target promotional e-mail directly to customers or to sell the data to advertisers and catalog companies.

    CUSTOMER SERVICE

    The Company believes that high levels of customer service and support are critical to the value of its services and to retaining and expanding its customer base. Customer service representatives are available on weekdays from 8 a.m. to 6 p.m. EST for customer service via e-mail, fax and a toll free telephone number. Customer service is assisted by automated e-mail notifications which greatly assist in keeping customers up-to-date on the status of their orders. Company representatives handle general questions about fashionmall.com's tenants and provide product information over the phone. The Company believes that these representatives are a valuable source of feedback regarding customer satisfaction, which the Company uses to improve its services. Customers of the Company are not charged for service and support. The Company intends to expand its call center and Internet-based toll free support and enhance its functionality as it relates to cross-promoting products with a portion of the proceeds of this offering. Please see "Use of Proceeds."

    ORDER FULFILLMENT

    The Company currently carries minimal inventory and relies to a large extent on order fulfillment from its tenant manufacturers and retailers that ship merchandise directly to customers. The Company intends to ship merchandise directly from third party distribution facilities as it expands its online direct sales of apparel and related merchandise through Company-owned online stores.

    TECHNOLOGICAL ENHANCEMENTS

    The Company continually evaluates emerging technologies and new developments in Web technologies with the objective of optimizing Web site management, customer interaction and personalization, transaction processing, and order fulfillment and customer service functionality. Such technology will include a combination of proprietary technology and commercially available, licensed technology. Examples of new features the Company intends to offer include: the "fashion assistant," an automated personal shopper, which offers product recommendations based on the individual's personality and interests, and live broadcasts of fashion shows over its Web site. The Company is also currently developing an extranet system which will allow the Company's vendors and tenants to access the Company's selling system directly over the Internet.

COMPETITION

    The Company competes with other Web sites, including, in particular, apparel shopping areas of Internet portals, for Internet advertisers' and e-commerce marketers' dollars. The number of these Web sites has increased significantly and the Company expects such competition to continue to increase because there are no substantial barriers to entry into the Company's market. Competition may also increase as a result of ongoing industry consolidation. In addition, the retail apparel shopping industry is intensely competitive. As a seller of apparel, the Company currently or potentially competes with a variety of other companies, including (i) traditional retailers of apparel, many of which also support dedicated Web sites which compete directly with the Company, such as The Gap and J. Crew, (ii) non-traditional retailers, such as television retailers and mail order catalogs, such as QVC and L.L. Bean, (iii) apparel shopping areas of Internet portals, and (iv) other online retailers, such as Bluefly. Many of the Company's tenants, who may also be competitors, have their own Web sites but maintain a presence on fashionmall.com.

    The Company believes that the principal competitive factors in its market are brand awareness and loyalty, the ability to attract high quality manufacturers and retailers as tenants on the Web site, strategic relationships with high-traffic Web sites and leading search engines, a positive apparel purchasing experience for the consumer, breadth and depth of selection, price of products offered for sale, ease of use, quality of content, other service offerings and customer service, and Web site functionality, responsiveness, reliability and speed of fulfillment of orders. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of the Company's competitors may be able to secure merchandise from manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company. Please see "Risk Factors--Highly Competitive Markets."

TECHNOLOGY

    The Company uses commercially available software as well as its own developed proprietary software. The Company's systems combine the Company's proprietary technologies and commercially available, licensed technologies. The Company's current strategy is to license commercially available technology to augment internally developed solutions. The Company's Internet connectivity is provided by a variety of servers, including three on the Company's premises and one in Washington, D.C. at a third party vendor location. Several systems administrators and network managers monitor and operate the Company's site on the Internet, network operations and transaction-processing systems. Like other Internet sites, the Company's sites have, from time to time, experienced interruption and overload. The uninterrupted operation of the Company's site on the Internet and transaction-processing systems is essential to its business, and it is the job of the site operations staff to ensure, to the greatest extent possible, the reliability of these systems.

TRADEMARKS AND PATENTS

    The Company's performance and ability to compete are dependent to a significant degree on its proprietary knowledge. The Company regards its copyrighted material, domain names, trade secrets and similar intellectual property as important, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company has registered the domain names "fashionmall.com" and "Outletmall.com." There can be no assurance that the Company will be able to secure significant protection for these names and its other proprietary information. Other than the Company's registration of the domain names, the Company does not have any other protection for the "fashionmall.com" name. The Company does not believe that it or anyone else can obtain protection for such name in the United States. It is possible that competitors of the Company or others will adopt product or service names similar to "fashionmall.com," thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The inability of the Company to protect the name "fashionmall.com" adequately could have a material adverse effect on the Company. Please see "Risk Factors--Potential Inability to Protect Trademarks and Proprietary Rights" and "--Protection of Domain Names is Uncertain."

GOVERNMENTAL REGULATION

    The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have an adverse effect on the Company.

Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as the Company's service is available over the Internet in multiple states and foreign countries,, and as the Company sells to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state and foreign country. The Company is qualified to do business in only two states, and failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties for the failure to qualify. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company. Please see "Risk Factors--Governmental Regulation and Legal Uncertainties."

EMPLOYEES

    At March 3, 1999, the Company employed ten full-time employees and six part-time employees and independent contractors. In addition, the Company uses independent contractors when needed. The Company currently lacks the personnel that will be necessary for the Company's expected growth. The Company intends to hire a chief financial officer within the next several months. The Company intends to use a significant portion of the proceeds of this offering to add additional personnel, including management, sales and merchandising personnel, technical personnel and business development personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to successfully attract, assimilate, or retain sufficiently qualified personnel. Please see "Use of Proceeds." In order to attract qualified personnel, the Company may be required to offer incentives such as stock options, stock awards or other additional non-cash compensation or may be required to allocate a greater portion of the proceeds of the offering for this purpose than is currently allocated. The future success of the Company will depend on its ability to attract and retain qualified personnel to operate the Company and manage its growth. If the Company is unable to manage the Company's growth effectively, it could have a material adverse effect on the Company's business, results of operations and financial condition. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be satisfactory. Please see "Risk Factors--Management of Growth" and "--Dependence on Key Personnel; Need for Additional Personnel."

PROPERTIES

    The Company subleases approximately 2,000 square feet of office space in New York, New York for its executive and administrative offices, at an annual rental of $57,000. The sublease is with Richard A. Eisner & Company, LLP, a principal stockholder, and is month-to-month. Please see "Certain Relationships and Related Transactions." The Company expects to look for larger office space in New York upon consummation of the offering.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

    Our current executive officers and directors are set forth below:

NAME                                               AGE                                POSITION
---------------------------------------------      ---      ------------------------------------------------------------
Benjamin Narasin.............................          33   Chairman of the Board, Chief Executive Officer and President
Ronald Forehand..............................          48   Chief Operating Officer
Susan Mohr...................................          43   Vice President--fashionmall.com
Anne-Marie Forehand..........................          35   Vice President--Outletmall.com
Richard C. Marcus............................          59   Director
Jerome A. Chazen.............................          72   Director

    Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Directors do not receive remuneration for their services as such, but may be reimbursed for expenses incurred in connection therewith, such as the cost of travel to Board meetings. Officers serve at the pleasure of the Board of Directors until their successors have been elected and have qualified.

    BENJAMIN NARASIN has served as Chief Executive Officer and President of the Company and its predecessor since its inception in 1994. Prior to joining the Company, from 1986 to 1994, Mr. Narasin served as President for Boston Prepatory Co., an apparel company, at which he developed the concept of fashionmall.com.

    RONALD FOREHAND has served as Chief Operating Officer of the Company since October 1998. Prior to joining the Company, from April 1990 to September 1998, Mr. Forehand was President of J.P. Callaghan's Outfitters, a men's sportswear company which he co-founded but which has terminated operations. Mr. Forehand is Anne-Marie Forehand's husband.

    SUSAN MOHR has served as a consultant to the Company since 1995 and will become Vice President--fashionmall.com upon consummation of the offering. Prior to joining the Company, from 1989 to 1995, Ms. Mohr served as President of Marketing Beauty Associates Consultants, a consulting firm that provides consultation services to both online and traditional retailers. In addition, from 1989 to 1995, Ms. Mohr served as a Cosmetics Buyer for Hahnes Department Stores, a retail sales company.

    ANNE-MARIE FOREHAND has served as an employee of the Company since February 1998 and will become Vice President--Outletmall.com upon consummation of the offering. Prior to joining the Company, from April 1990 to September 1998, Ms. Forehand managed J.P. Callaghan Outfitters, a men's sportswear company which she co-founded but which has terminated operations. Ms. Forehand is Ronald Forehand's wife.

    RICHARD C. MARCUS has served as a director of the Company since March 1999 and has served as a consultant to the Company since February 1997. Since January 1997, Mr. Marcus has served as a Senior Advisor to Peter J. Solomon Company, a New York investment banking firm. Mr. Marcus was principal of InterSolve Group Inc., a management services firm, from its inception in 1991 until January 1997. From December 1994 until December 1995, Mr. Marcus served as Chief Executive Officer of the Plaid Clothing Group and as a director of that company from December 1994 through December 1996. In July 1995, Plaid Clothing Group filed a petition of reorganization under Chapter 11 of the U.S. Bankruptcy Code and was subsequently sold to Hartmarx in December 1996. From January 1989 to January 1992, Mr. Marcus was a principal of RCM Consulting, a provider of consulting services to the retail industry. From 1979 to 1988, he served as Chairman and Chief Executive Officer of Neiman-Marcus, a department store retailer. Mr. Marcus is currently a director of Zale Corporation.

    JEROME A. CHAZEN has served as a consultant to and a director of the Company since March 1999. Since 1996, Mr. Chazen has been Chairman of Chazen Capital Partners, LLC. Mr. Chazen was a founder of Liz Claiborne, Inc., where he served in various senior executive positions until his retirement in 1996 and as a director until 1997. Mr. Chazen also serves as a director of Taubman Centers, Inc. and The Gymboree Corporation, as Chairman of the American Craft Museum, as a Trustee of Columbia University, as Chairman of the Board of Overseers of the Columbia University Business School, and as Vice-Chairman of the Greater New York Council of the Boy Scouts of America. Mr. Chazen has various relationships with FM/CCP Investment Partners, LLC. Please see "Principal Stockholders" and "Certain Relationships and Related Transactions."

EMPLOYMENT AND CONSULTING AGREEMENTS

    The Company and Benjamin Narasin entered into a three-year employment agreement effective as of January 1, 1999 pursuant to which Mr. Narasin will serve as Chief Executive Officer of the Company and will receive an annual base salary of $180,000 during each year of the three-year term. Such base salary is subject to additional increase and bonuses within the discretion of the Board of Directors which will take into account among other things, the performance of the Company and the performance, duties and responsibilities of Mr. Narasin. Mr. Narasin will receive a bonus of $40,000 if the Company achieves revenues in excess of $6 million during fiscal year 1999 and an additional bonus of $40,000 if the Company achieves revenues in excess of $8 million during such fiscal year.

    On March 2, 1999, the Company entered into a consulting agreement (the "Consulting Agreement") with Jerome Chazen, the sole owner of FM/CCP, Inc., which is the manager of FM/CCP Investment Partners, LLC. The Consulting Agreement, which expires on the earlier of February 26, 2002 or two years following the consummation of the offering, provides that Mr. Chazen shall provide consulting services to the Company aggregating at least 30 hours per month. In addition, Mr. Chazen agreed to become a director of the Company. Mr. Chazen will receive an aggregate of $150,000 over the term of the Consulting Agreement plus five-year options to purchase an aggregate of 142,500 shares of common stock at an aggregate exercise price of $150,000 ($1.11 per share). Such options vest and become exercisable (i) 50% upon consummation of the offering,
(ii) an additional 16% on March 1, 2000 and (iii) the balance monthly over the 12-month period commencing March 1, 2000.

    The Company currently does not have written employment agreements with any other officer of the Company.

    EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for services in all capacities paid by the Company to Benjamin Narasin, its Chief Executive Officer and President during fiscal 1996, 1997 or 1998. There was no executive officer other than Mr. Narasin whose compensation exceeded $100,000 during such years:

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION
-----------------------------------------------------------------------------------------------
NAME AND PRINCIPAL POSITION                                                 YEAR     SALARY ($)
------------------------------------------------------------------------  ---------  ----------
Benjamin Narasin, President.............................................       1998  $  180,000(2)
  and Chief Executive Officer                                                  1997  $  120,000(3)
                                                                               1996  $   80,000(4)

------------------------------

(1) Excludes perquisites and other personal benefits, securities and properties otherwise categorized as salary or bonuses which in the aggregate, did not exceed the lesser of either $50,000 or 10% of the total annual salary reported for such person.

(2) $85,000 of such salary was deferred and is to be paid upon completion of the offering.

(3) $82,500 of such salary was deferred and is to be paid upon completion of the offering.

(4) All of such salary was deferred and is to be paid upon completion of the offering.

1999 STOCK OPTION PLAN

    The Company intends to adopt the 1999 Stock Option Plan.

    The 1999 Plan provides for the grant of options to purchase up to, but not in excess of, 1,125,000 shares of common stock to key employees, including but not limited to officers, directors, agents, consultants and independent contractors of the Company or any parent or subsidiary of the Company. Options may be either "incentive stock options" within the meaning of Section 422 of the Code, or non-qualified options. Incentive stock options may be granted only to employees of the Company or a subsidiary of the Company, while non-qualified options may be issued to non-employee directors, as well as to employees of the Company or its subsidiary.

    The 1999 Plan is administered by a committee selected by the Board of Directors or by the Board of Directors (the "Administrator"), which determines, among other things, those individuals who receive options, the time period during which the options may be exercised, the number of shares of common stock issuable upon the exercise of each option and the option exercise price. Pursuant to the 1999 Plan, the Administrator determines, among other things, those individuals who receive options, the time period during which the grants will be made, the number of shares of common stock to be granted and the price (if any) to be paid by such key employees therefor.

    The exercise price per share of common stock subject to an incentive option may not be less than the fair market value per share of common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option may be established by the Administrator. If the aggregate fair market value (determined as of the date the option is granted) of common stock for which any person may be granted incentive stock options which first become exercisable in any calendar year exceeds $100,000, such stock option shall be treated, to the extent of such excess, as an option which does not qualify as an incentive stock option. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of stock of the company (a "10% Shareholder") shall be eligible to receive any incentive stock options under the 1999 Plan unless the exercise price is at least 110% of the fair market value of the shares of common stock subject to the option, determined on the date of grant. Non-qualified options are not subject to such limitation.

    No stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment other than by death, retirement, permanent and total disability, unless extended by the Administrator on or before such employee's date of termination of employment, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise all or any part of such employee's option, unless otherwise determined by the Administrator. Upon termination of employment of an optionee by reason of death, retirement, permanent or total disability, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination.

    Options under the 1999 Plan must be issued within ten years from the effective date of the Plan. Incentive stock options granted under the 1999 Plan cannot be exercised more than ten years from the date of grant. Incentive stock options issued to a 10% Shareholder are limited to five-year terms. All options granted under the 1999 Plan provide for the payment of the exercise price in cash or check or by delivery to the company of shares of common stock having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods, or by such other methods approved by the Administrator pursuant to the 1999 Plan. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of such optionee's stock options with no investment.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1999 Plan. To date, no options have been granted under the 1999 Plan.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of the date of this prospectus and as adjusted to reflect the sale of 3,000,000 shares of common stock by the Company in this offering regarding the beneficial ownership of the Company's common stock by (i) all persons known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each director and executive officer of the Company and (iii) all directors and executive officers of the Company as a group.

                                                                       PERCENTAGE OF OUTSTANDING
                                                AMOUNT AND NATURE             STOCK OWNED
                                                  OF BENEFICIAL     --------------------------------
    NAME AND ADDRESS OF BENEFICIAL OWNER          OWNERSHIP(1)      BEFORE OFFERING  AFTER OFFERING
---------------------------------------------  -------------------  ---------------  ---------------
Benjamin Narasin(2)..........................    3,420,000 shares             76%            45.6%
Richard A. Eisner & Company, LLP(2)..........      855,000 shares             19%            11.4%
FM/CCP Investment Partners, LLC(3)...........      320,000 shares            7.0%             4.2%
Jerome Chazen(3).............................       71,250 shares            1.6%               *
Richard Marcus(4)............................          --                 --               --
Ronald Forehand(5)...........................          --                 --               --
Susan Mohr(2)................................          --                 --               --
Anne-Marie Forehand(5).......................          --                 --               --
Executive Officers and Directors.............
  as a group (six persons)                       3,491,250 shares           77.6%            46.1%

------------------------

*Less than one percent.

(1) For purposes of the above table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after such date; and, for purposes of computing the percentage of outstanding shares held by each person or group on a given date, such shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and is generally determined by voting power and/or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) The address for the referenced stockholders is c/o 575 Madison Avenue, New York, New York 10022.

(3) The address of FM/CCP Investment Partners, LLC and Jerome Chazen is 767 Fifth Avenue, New York, New York 10153. FM/CCP, Inc., the Manager of FM/CCP Investment Partners, LLC, is wholly-owned by Mr. Chazen, and certain affiliates of Mr. Chazen are members of FM/CCP Investment Partners, LLC. FM/CCP, Inc. and/or Mr. Chazen may be deemed the beneficial owner of securities owned by FM/CCP Investment Partners, LLC. Mr. Chazen disclaims such beneficial ownership. FM/CCP Investment Partners, LLC's ownership includes 95,000 shares underlying warrants which became exercisable upon completion of the offering and does not include up to 12,500 shares issuable pursuant to certain anti-dilution provisions upon exercise of such warrants and the options owned by Mr. Chazen referred to below. Mr. Chazen's ownership includes 71,250 shares underlying options which are exercisable by Mr. Chazen upon the consummation of the offering and excludes 71,250 shares underlying options which are not currently exercisable and the shares beneficially owned by FM/CCP Investment Partners, LLC.

(4) The address of Mr. Marcus is 3811 Turtle Creek Centre, Suite 300, Dallas, Texas 75219.

(5) Mr. and Ms. Forehand are married.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company's predecessor, the Internet Design Group, Ltd., commenced operations on December 22, 1994, and continued operations to August 19, 1995, when it became Internet Fashion Mall, L.P. The Company was restructured as a limited liability company, Internet Fashion Mall, LLC., pursuant to a limited liability company agreement, dated June 26, 1996, by and between Benjamin Narasin and Richard A. Eisner & Company, LLP ("RAE"). Pursuant to such agreement, Narasin contributed the Company's business, including fashionmall.com, related intellectual property and $250,000, for an 80% membership interest in the Company, and RAE contributed $100,000, for a 20% membership interest in the Company. Narasin and RAE entered into an Amended and Restated Limited Liability Company Agreement, dated March 1, 1999, which restated the membership percentages in the Company as 70% for Benjamin Narasin, 10% for his son, Grant Narasin, and 20% for RAE.

    During the years ended December 31, 1998 and 1997, Narasin and RAE incurred various costs and expenses, including, but not limited to, salaries and other general and administrative expenses, on behalf of the Company, in addition to providing a cash loan to the Company. All of these loans are non-interest bearing. At December 31, 1998 and 1997, the aggregate amount due to Narasin and RAE in respect of these loans totaled $117,000 and $191,000, respectively.

    The Company subleases approximately 2,000 square feet from RAE in New York for its executive and administrative offices at an annual rental of $57,000. In addition, RAE provides administrative services such as phone services, accounting and maintenance of books and records to the Company at cost (as defined).

    On March 2, 1999, the Company sold to FM/CCP Investment Partners, LLC ("FM/CCP") 225,000 shares of common stock of the Company for $1,000,000 ($4.44 per share). In addition, FM/CCP loaned the Company $1,000,000 evidenced by a promissory note in the principal amount of $1,000,000, bearing interest at 6% per annum and due on the earlier of the closing of the offering or March 2, 2002. In connection with the foregoing promissory note, FM/CCP received a warrant, expiring March 2, 2004, to purchase up to 95,000 shares of common stock at an exercise price equal to 105% of the per share price of the common stock in the offering ($7.35 based on the assumed $7.00 per share offering price). Certain affiliates of Mr. Chazen, a director of the Company, are investors in FM/CCP Investment Partners, LLC. Pursuant to certain anti-dilution provisions, the Company will issue up to an additional 12,500 shares of common stock to FM/CCP upon the exercise of such warrants and certain options granted to Jerome Chazen.

    On March 2, 1999, the Company entered into a consulting agreement (the "Consulting Agreement") with Jerome M. Chazen. The Consulting Agreement, which expires on the earlier of March 2, 2002 or two years following the consummation of the offering, provides that Mr. Chazen shall provide consulting services to the Company aggregating at least 30 hours per month. In addition, Mr. Chazen agreed to become a director of the Company. Mr. Chazen will receive an aggregate of $150,000 over the term of the Consulting Agreement plus five-year options to purchase an aggregate of 142,500 shares of common stock at an aggregate exercise price of $150,000 ($1.11 per share). Such options vest and become exercisable
(i) 50% upon consummation of the offering, (ii) an additional 16% on March 2, 2000 and (iii) the balance monthly over the 12-month period commencing March 2, 2000.

    FM/CCP and Mr. Chazen have agreed, for one year following the consummation of the offering, not to sell or dispose of the securities acquired by them without the consent of the Company, except to certain partners or family members. In addition, the Company has agreed to grant FM/CCP and Mr. Chazen certain demand and "piggyback" registration rights, commencing one year after consummation of the offering and terminating on March 2, 2004, as to the common stock acquired by them and underlying their warrants and options.

                           DESCRIPTION OF SECURITIES

    The following summary description of the Company's capital stock and selected provisions of its Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by reference to the Company's Certificate of Incorporation and Bylaws.

COMMON STOCK

    The Company is authorized to issue up to 35,000,000 shares of common stock, par value $.01 per share, of which 4,500,000 shares are outstanding as of the date hereof. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully paid and nonassessable.

PREFERRED STOCK

    The Company is authorized to issue up to 3,000,000 shares of preferred stock, par value $.01 per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover of the Company.

TRANSFER AGENT

    American Stock Transfer and Trust Company is the Transfer Agent for the Company's common stock.

DIRECTORS' LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation includes provisions which eliminate the personal liability of directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit). The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

    Section 145 of the DGCL permits indemnification by a corporation of certain officers, directors, employees and agents.

    The Company's Charter provides that the Company will indemnify, to the fullest extent permitted under law, each of its directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

    The Company intends to obtain a policy of insurance under which the directors and officers of the Company will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW

    The Company is subject to Section 203 of the DGCL ("Section 203"), which, subject to certain exceptions and limitations, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding under the DGCL, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation); or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    For purposes of Section 203, a "business combination" includes (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of the offering, the Company will have outstanding 7,500,000 shares of common stock, of which the 3,000,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act. The remaining approximately 4,500,000 shares of common stock are "restricted securities" (as that term is defined in Rule 144 under the Securities Act) and in the future may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Commencing approximately 12 months following the date of this prospectus, substantially all of these restricted securities would become eligible for sale in the public market pursuant to Rule 144. The beneficial owners of 4,500,000 shares of common stock (including shares of common stock issuable upon exercise of outstanding options) have agreed not to sell such shares for a period of 12 months after this offering without the consent of the Representative.

    In general, under Rule 144, as currently in effect, a person (including a person who may be deemed an "affiliate" of the Company as that term is defined under the Securities Act) who has beneficially owned such shares for at least one year would be entitled to sell within any three-month period a number of shares beneficially owned for at least one year that do not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are further subject to certain restrictions relating to the manner of sale, notice and the availability of current public information about the Company. After two years have elapsed from the date of the issuance of restricted securities by the Company or their acquisition from an affiliate, such shares may be sold without limitation by persons who have not been affiliates of the Company for at least three months.

    The sale, or availability for sale, of substantial amounts of common stock in the public market subsequent to this offering pursuant to Rule 144 or otherwise could materially adversely affect the market price of the common stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing.

    The holders of the Representative's Warrants will have certain demand and "piggyback" registration rights with respect to the shares of common stock underlying such warrants, commencing one year after the effective date of this offering. In addition, the holder of 95,000 shares of common stock issued upon exercise of a warrant have demand and "piggyback" registration rights. Please see "Underwriting."

    If the Representative should exercise registration rights to effect the distribution of the securities underlying the Representative's Warrants, it will be unable to make an active market in the Company's securities prior to and during such distribution. If it ceases making a market in the common stock, the market and market prices for the common stock may be materially adversely affected, and holders thereof may be unable to sell or otherwise dispose of the common stock. Please see "Description of Securities" and "Underwriting."

    No prediction can be made as to the effect, if any, that sales of such securities, or the availability of such securities for sale, will have on the market prices prevailing from time to time for the common stock. However, even the possibility that a substantial number of the Company's securities may, in the near future, be sold in the public market may adversely affect prevailing market prices for the common stock and could impair the Company's ability to raise capital through the sale of its equity securities. Please see "Shares Eligible For Future Sale" and "Underwriting."

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell an aggregate of 3,000,000 shares of common stock to the Underwriters named below, for whom Gruntal & Co. is acting as the Representative, and the Underwriters have severally agreed to purchase the number of shares of common stock set forth opposite their respective names in the table below at the offering price, less underwriting discounts set forth on the cover page of this prospectus.

UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Gruntal & Co...............................................................
                                                                             -----------------
    Total..................................................................       3,000,000
                                                                             -----------------
                                                                             -----------------

    The Underwriting Agreement provides that the obligation of the Underwriters to purchase the shares of common stock is subject to certain conditions. The Underwriters are committed to purchase all of the shares of the common stock (other than those covered by the over-allotment option described below), if any are purchased.

    The Underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus, and
to certain dealers at such price less a concession not in excess of $      per
share. The Underwriters may allow, and such dealers may reallow, discounts not
in excess of $      per share; and the Underwriters may allow, and such dealers
reallow, a concession of not more than $      per share to certain other
dealers. After this offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Representative.

    The Company has agreed to pay the Representative a non-accountable expense allowance equal to 1% of the gross proceeds received by the Company from the sale of the 3,000,000 shares of common stock offered hereby, of which
$            has already been paid. The Company has also agreed to pay certain of the Underwriters' expenses in connection with this offering, including expenses in connection with qualifying the shares offered hereby for sale under the laws of such states as the Underwriters may designate and the placement of tombstone advertisements. The Company has also granted to the Representative and its designees, for nominal consideration, warrants to purchase from the Company up to 300,000 shares of common stock at an exercise price per share equal to 120% of the public offering price per share. The Representative's Warrants may not be sold, transferred, assigned, pledged or hypothecated for 12 months from the date of this prospectus, except to members of the selling group. The Representative's Warrants contain anti-dilution provisions upon the occurrence of certain events, including stock dividends, stock splits and recapitalizations, and grant registration rights to the holders thereof at the expense of the Company, at the request of the holders of a majority thereof (on no more than one occasion) during the four-year period beginning on the first anniversary of the date of this prospectus and "piggyback" registration rights (on no more than one occasion).

    The Company has also granted to the Underwriters, exercisable for 30 days from the date of this prospectus, an option to purchase up to 450,000 additional shares of common stock at the public offering price less the underwriting discount. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase additional shares, of common stock proportionate to such Underwriter's initial commitment as indicated in the preceding table. The Underwriters exercise such right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of common stock.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    The Company, its directors and officers, and certain stockholders of the Company, beneficially owning an aggregate of 4,500,000 shares of common stock prior to the offering, together with the holder of options to purchase 142,500 shares of common stock and the holders of warrants to purchase 95,000 shares of common stock, have agreed with the Underwriters not to publicly sell or otherwise dispose of any of their shares of common stock or securities exercisable for or convertible into shares of common stock for a period of 12 months after the date of the prospectus without the prior written consent of the Representative.

    Prior to this offering there has been no public market for any of the Company's common stock. Accordingly, the offering price of the common stock was determined by negotiation between the Company and the Representative. Factors considered in such negotiation, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors as were deemed relevant. The public offering price of the common stock does not necessarily bear any relationship to assets, net worth, earnings, book value, or other criteria of value applicable to the Company and should not be considered an indication of the actual value of the common stock. Such price is subject to change as a result of market conditions and other factors, and no assurance can be given that the common stock can be resold at the offering price.

    During and after this offering, the Underwriters may purchase and sell common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the common stock sold in the offering for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock which may be higher than the price that might otherwise prevail in the open market. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued at any time.

    In connection with this offering, the Company has agreed that, until the third anniversary of the date of this prospectus, the Representative may appoint an observer to attend all meetings of the Company's Board of Directors. The observer will be entitled to reimbursement of reasonable and accountable out-of-pocket expenses for attendance at those meetings. In addition, the observer will be entitled to indemnification to the same extent as the Company's directors.

                                 LEGAL MATTERS

    The validity of the shares offered hereby and certain other legal matters will be passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Cadwalader, Wickersham & Taft.

                                    EXPERTS

    The financial statements of the Company included in this prospectus as of December 31, 1998 and for the years ended December 31, 1998 and 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic filings made via EDGAR are publicly available through the Commission's Web site at http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, NW Washington, DC 20549 at prescribed rates. In addition, reports and other information concerning the Company may be inspected at the offices of the NASD, 1735 K Street, NW, Washington, DC 20006.

    The Company has filed with the Commission a Registration Statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the common stock, reference is hereby made to the Registration Statement which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this prospectus as to the contents of any contract or document referred to herein are not necessarily complete, and in each instance, if such contract or document is filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to such exhibit.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................         F-1
Balance Sheet as of December 31, 1998......................................................................         F-2
Statements of Operations for the years ended December 31, 1997 and 1998....................................         F-3
Statements of Changes in Members' Equity for the years ended December 31, 1997 and 1998....................         F-4
Statements of Cash Flows for the years ended December 31, 1997 and 1998....................................         F-5
Notes to Financial Statements..............................................................................         F-6

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Internet Fashion Mall LLC.:

    We have audited the accompanying balance sheet of Internet Fashion Mall LLC (a Delaware limited liability company) as of December 31, 1998, and the related statements of operations, members' equity and cash flows for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Fashion Mall LLC as of December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

New York, New York
February 26, 1999

                           INTERNET FASHION MALL LLC

                                 BALANCE SHEET

                                                                                                      DECEMBER 31,
                                                                                                          1998
                                                                                                      ------------
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................................................   $   82,000
  Accounts receivable, net of allowance for doubtful accounts of $105,000...........................      314,000
  Prepaid expenses and other current assets.........................................................        7,000
                                                                                                      ------------
    Total current assets............................................................................      403,000
CAPITALIZED SOFTWARE COSTS, net of accumulated amortization of $14,000..............................       53,000
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $9,000...................................       13,000
DEFERRED FINANCING COSTS............................................................................       39,000
                                                                                                      ------------
    Total assets....................................................................................   $  508,000
                                                                                                      ------------
                                                                                                      ------------
                                         LIABILITIES AND MEMBERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.............................................................   $  221,000
  Amounts due to related-parties....................................................................      366,000
  Customer deposits.................................................................................       18,000
  Deferred revenue..................................................................................       45,000
                                                                                                      ------------
    Total current liabilities.......................................................................      650,000
                                                                                                      ------------
    Total liabilities...............................................................................      650,000
COMMITMENTS AND CONTINGENCIES
MEMBERS' DEFICIT:
  Members' contributed capital......................................................................      411,000
  Accumulated deficit...............................................................................     (553,000)
                                                                                                      ------------
    Total members' deficit..........................................................................     (142,000)
                                                                                                      ------------
    Total liabilities and members' deficit..........................................................   $  508,000
                                                                                                      ------------
                                                                                                      ------------

       The accompanying notes are an integral part of this balance sheet.

                           INTERNET FASHION MALL LLC

                            STATEMENTS OF OPERATIONS

                                                                                           FOR THE YEARS ENDED
                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1998
                                                                                        ------------  ------------
SITE REVENUES.........................................................................  $  1,253,000  $  2,055,000
COST AND EXPENSES:
    Site development, merchandise and content.........................................       150,000       270,000
    Advertising and marketing expense.................................................       696,000     1,104,000
    Selling expense...................................................................       122,000       257,000
    General and administrative expense................................................       283,000       413,000
                                                                                        ------------  ------------
    Total cost and expenses...........................................................     1,251,000     2,044,000
                                                                                        ------------  ------------
    Income from operations............................................................         2,000        11,000
OTHER INCOME, NET.....................................................................         1,000         3,000
                                                                                        ------------  ------------
    Net income........................................................................  $      3,000  $     14,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------
PRO FORMA NET INCOME DATA (Unaudited):
  Net income before provision for income taxes........................................  $      3,000  $     14,000
  Pro forma income tax provision......................................................         2,000         6,000
                                                                                        ------------  ------------
    Pro forma net income..............................................................  $      1,000  $      8,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------
PRO FORMA PER SHARE INFORMATION (Unaudited):
    Basic.............................................................................  $    --       $    --
                                                                                        ------------  ------------
                                                                                        ------------  ------------
    Diluted...........................................................................  $    --       $      (0.04)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

  Weighted average common shares outstanding--
    Basic.............................................................................     4,500,000     4,500,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------
    Diluted...........................................................................     4,500,000     4,368,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

        The accompanying notes are an integral part of these statements.

                           INTERNET FASHION MALL LLC

                   STATEMENTS OF CHANGES IN MEMBERS' DEFICIT

                                                                         MEMBERS'
                                                                        CONTRIBUTED  ACCUMULATED   TOTAL MEMBERS'
                                                                          CAPITAL      DEFICIT        DEFICIT
                                                                        -----------  ------------  --------------
BALANCE, January 1, 1997..............................................   $ 350,000    $ (570,000)   $   (220,000)
  Net income..........................................................      --             3,000           3,000
                                                                        -----------  ------------  --------------
BALANCE, December 31, 1997............................................     350,000      (567,000)       (217,000)
  Conversion of related-party loan to contributed capital.............      61,000        --              61,000
  Net income..........................................................      --            14,000          14,000
                                                                        -----------  ------------  --------------
BALANCE, December 31, 1998............................................   $ 411,000    $ (553,000)   $   (142,000)
                                                                        -----------  ------------  --------------
                                                                        -----------  ------------  --------------

        The accompanying notes are an integral part of these statements.

                           INTERNET FASHION MALL LLC

                            STATEMENTS OF CASH FLOWS

                                                                                    FOR THE YEARS ENDED
                                                                                        DECEMBER 31,
                                                                                  ------------------------
                                                                                     1997         1998
                                                                                  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income....................................................................  $     3,000  $    14,000
  Adjustments to reconcile net income to net cash (used in) provided by operating activities:
    Depreciation and amortization...............................................        6,000       14,000
    Allowance for doubtful accounts.............................................       25,000       80,000
    Changes in operating assets and liabilities:
      Accounts receivable.......................................................     (154,000)    (259,000)
      Other assets..............................................................       (3,000)     (43,000)
      Accounts payable and accrued expenses.....................................       10,000      193,000
      Customer deposits.........................................................       21,000      (10,000)
      Deferred revenue..........................................................       32,000       13,000
                                                                                  -----------  -----------
  Net cash (used in) provided by operating activities...........................      (60,000)       2,000
                                                                                  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchases of property and equipment..............................      (14,000)      (1,000)
  Costs incurred to develop software............................................      --           (60,000)
                                                                                  -----------  -----------
  Net cash used in investing activities.........................................      (14,000)     (61,000)
                                                                                  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of loan to related-party............................................        7,000      --
  Proceeds from loan from related-party.........................................      133,000       75,000
                                                                                  -----------  -----------
  Net cash provided from financing activities...................................      140,000       75,000
                                                                                  -----------  -----------

  Net increase in cash..........................................................       66,000       16,000
  Cash and cash equivalents, beginning of year..................................      --            66,000
                                                                                  -----------  -----------
  Cash and cash equivalents, end of year........................................  $    66,000  $    82,000
                                                                                  -----------  -----------
                                                                                  -----------  -----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest....................................................................  $   --       $   --
    Taxes.......................................................................  $   --       $   --

  Non-cash investing and financing activities:
    Conversion of related party loan to contributed capital.....................  $   --       $    61,000

        The accompanying notes are an integral part of these statements.

                           INTERNET FASHION MALL LLC

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

1. DESCRIPTION OF BUSINESS

    Internet Design Group, Ltd. commenced operations on December 22, 1994 and continued operations until August 19, 1995 when it became Internet Fashion Mall, L.P. ("IFM L.P."). Effective June 26, 1996, IFM L.P. was reorganized as a Delaware limited liability company, Internet Fashion Mall LLC ("IFM" or the "Company"). The Company engages in the business of marketing, promoting, advertising and selling fashion apparel and related accessories or products to the public on the Internet, via fashionmall.com. IFM combines an online shopping mall with fashion content to provide a centralized site for manufacturers, retailers, magazines and catalogs to advertise, display and sell their product lines.

    Activities from the date of inception to December 31, 1998 have been directed primarily to developing the fashionmall.com brand through a marketing strategy that includes the exchange of the Company's services for advertising space in various magazines and journals and or consulting services.

    Since inception, IFM has achieved breakeven results from operations, and has incurred negative and/or breakeven cash flow from operations. The success of IFM's future operations will be dependent primarily upon IFM's ability to develop further fashionmall.com awareness and brand loyalty; attract, build and retain significant traffic levels on its fashionmall.com website; offer content on the fashionmall.com website which is attractive to its visitors; provide satisfactory customer service and order fulfillment.

    Reference is made to the risk factors discussed in this prospectus.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION

    The Company's primary source of revenue is from tenant fees. Manufacturers, retailers, magazines and others pay fees to the Company to lease space on the fashionmall.com site. Revenues are recognized as services are rendered. The Company recognizes revenue earned from tenant fees in accordance with its customer contracts which specify either a fixed fee or a fee based on performance.

    BARTER ARRANGEMENTS

    The Company enters into barter arrangements with certain of its customers, whereby the Company's services are exchanged for either advertising space in various magazines and journals or consulting services. Barter revenue is recognized based on the fair value of the services received as determined by the customers' discounted advertising "rate cards" and is generally recognized over the term of the customer contract which commences upon the placement of the customer's advertisement on the Company's fashionmall.com website.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           INTERNET FASHION MALL LLC

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS

    Cash equivalents consist of money market funds or other highly-liquid investments with original maturities of three months or less.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives of three to five years. Depreciation expense for the years ended December 31, 1997 and 1998, was $3,000 and $5,000, respectively, and is included in general and administrative expenses in the accompanying statements of operations.

    In accordance with Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, the Company capitalizes costs incurred in the process of creating software for internal use. The costs capitalized by the Company represent the payroll and payroll-related costs for the employees who are directly associated with and who devote time to the internal-use computer software project, to the extent of the time spent directly on the project. Capitalized software costs are amortized on a straight-line basis over an estimated useful life of two years. As of December 31, 1998, approximately $67,000 of capitalized software costs had been incurred; prior to 1998, these costs incurred were immaterial. Amortization expense for the year ended December 31, 1998 was $9,000 and is included in selling, general and administrative expenses in the accompanying statements of operations.

    ACCOUNTING FOR LONG-LIVED ASSETS

    The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS No. 121"). SFAS No. 121 establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management does not believe there is any impairment of the carrying value of its long-lived assets as of December 31, 1998.

    ADVERTISING EXPENSE

    The Company's primary source of advertising expense is generated from its barter activities. The expense is recognized based on the fair value of the services received as determined by the discounted "rate card" for the applicable magazine or journal. In accordance with Statement of Position 93-7, REPORTING ON ADVERTISING COSTS, the Company expenses its advertising costs as incurred.

    INCOME TAXES

    As a limited liability company, each of IFM's member's respective portion of taxable income or loss is reportable on such members' own Federal and state income tax returns. Additionally, as a limited liability company, the Company is subject to the New York City income tax on unincorporated businesses.

                           INTERNET FASHION MALL LLC

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of this statement has had no impact on the Company's results of operations, financial position or cash flows.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENT OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS No. 131"). SFAS No. 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about the operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The adoption of this statement has had no impact on the Company's results of operations, financial position or cash flows.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at their fair value. This statement is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this standard to have a material impact on the Company's results of operations, financial position or cash flows.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, REPORTING THE COSTS OF START-UP ACTIVITIES ("SOP 98-5"). SOP 98-5 requires that all non-governmental entities expense the costs of start-up activities, including organization costs, as those costs are incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Management has reviewed the provisions of SOP 98-5 and does not believe adoption of this standard will have a material effect on the Company's results of operations, financial position or cash flows.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturity of these financial instruments.

3. UNAUDITED PRO FORMA INFORMATION

    INCOME TAXES

    Effective upon the consummation of the Company's initial public offering, the Company's income tax status will be converted from a limited liability company to that of a C corporation. Accordingly, the provision for income taxes has been determined in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109"). SFAS No. 109 requires a company to account for income taxes using the asset and liability method. Under this method,

                           INTERNET FASHION MALL LLC

                           DECEMBER 31, 1997 AND 1998

3. UNAUDITED PRO FORMA INFORMATION (CONTINUED) deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

    The accompanying financial statements reflect a provision for income taxes on a pro forma basis as if the Company was liable for Federal, state and local income taxes as an accrual basis taxable corporate entity throughout the years presented.

    The following summarizes the pro forma income tax provision for the years ended December 31,:

                                                                               1997       1998
                                                                             ---------  ---------
Current
  Federal..................................................................  $  --      $   1,000
  State....................................................................      1,000      1,000
                                                                             ---------  ---------
Total Income Tax Provision.................................................  $   1,000  $   2,000
                                                                             ---------  ---------
                                                                             ---------  ---------
Deferred
    Federal................................................................  $   1,000  $   3,000
    State..................................................................     --          1,000
                                                                             ---------  ---------
                                                                             $   1,000  $   4,000
                                                                             ---------  ---------
                                                                             ---------  ---------

    The pro forma provision for income taxes differs from the amounts computed by applying Federal statutory rates due to the following at December 31,:

                                                                               1997       1998
                                                                             ---------  ---------
Pro forma provision computed at the statutory rate.........................         34%        34%
Pro forma state income taxes, net of Federal tax benefit...................         32         12
                                                                                        ---------
Pro forma permanent difference.............................................         15     --
Pro forma temporary difference.............................................       (908)    --
                                                                             ---------
                                                                                  (827)%
Total......................................................................                    46%
                                                                                        ---------

    Temporary differences are primarily comprised of the adjustments between accrual basis net income and cash basis taxable income.

    EARNINGS PER SHARE

    The Company's historical capital structure is not indicative of its prospective structure due to its reorganization from a limited liability company to a C corporation and the closing of the private placement debt and equity investment.

    Accordingly, the Company has computed net income (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS No 128 and SAB No 98, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents then outstanding using the treasury-stock method. Pro forma per share data has been computed using the weighted average number of common shares outstanding during the period assuming the Company was a C corporation since inception and the closing of the private placement debt and equity investments as of January 1, 1998 (see Note 8, Subsequent Events--PRIVATE PLACEMENT). SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the statements of operations.

                                                                       1997          1998
                                                                   ------------  -------------
Pro Forma Net Income Available for Common Shareholders--Basic....  $      2,000  $       8,000
Amortization of Discount on Debt issued with Detachable
  Warrants.......................................................       --             (37,000)
Consulting Expense for Options issued in exchange for Services...       --            (160,000)
Pro Forma Tax Adjustment.........................................       --               6,000
                                                                   ------------  -------------
Pro Forma Net Income Available for Common
  Shareholders--Diluted..........................................  $      2,000  $    (183,000)
                                                                   ------------  -------------
                                                                   ------------  -------------
Weighted Average Common Shares Outstanding--Basic................     4,500,000      4,500,000
Effect of Exercise of Detachable Warrants issued with Debt.......       --            (123,000)
Effect of Exercise of Warrants issued to Placement Agent.........       --              (9,000)
                                                                   ------------  -------------
Weighted Average Common Shares Outstanding--Diluted..............     4,500,000      4,368,000
                                                                   ------------  -------------
                                                                   ------------  -------------

    The effect of the exercise of options issued as part of the private placement for consulting services is not included as its effect on diluted earnings per share is anti-dilutive.

4. MEMBERS' CAPITAL ACCOUNTS

    The Company has two members (collectively, the "Members"), Benjamin Narasin, an individual with an 80% ownership interest ("Narasin") and Richard A. Eisner and Company, a limited liability partnership with a 20% ownership interest ("Eisner"). The Company was established with capital contributions of $250,000 and $100,000 from Narasin and Eisner, respectively.

5. DEFERRED FINANCING COSTS

    PRIVATE PLACEMENT

    During 1998, the Company incurred approximately $8,000 in costs related to a private placement offering of debt and equity securities (the "Private Placement"). These costs are being deferred until the closing of the Private Placement (see Note 8, Subsequent Events--PRIVATE PLACEMENT).

    INITIAL PUBLIC OFFERING

    During 1998, the Company incurred approximately $31,000 in costs related to an initial public offering of its common stock. These costs are being deferred until such time as the initial public offering is consummated (see Note 8, Subsequent Events--INITIAL PUBLIC OFFERING AND REORGANIZATION).

6. AMOUNTS DUE TO RELATED PARTIES

    WORKING CAPITAL LOANS

    During the years ended December 31, 1997 and 1998, the Members incurred various costs and expenses, including but not limited to salaries and other general and administrative expenses, on behalf of the Company, in addition to providing a cash loan to the Company. All of these loans are non-interest bearing. At December 31, 1998, amounts due to the Members in repayment of these loans totaled approximately $118,000, and are included in Amounts Due to Related-Parties in the accompanying balance sheet.

    DEFERRED COMPENSATION

    Since inception of the Company, Narasin, who is the President of the Company, has deferred a portion of his annual compensation. At December 31, 1998, this deferred compensation totaled approximately $248,000, and is included in Amounts Due to Related-Parties in the accompanying balance sheet.

    SUBLEASE ARRANGEMENT

    In September 1997, the Company entered into a month-to-month sublease arrangement, to utilize a portion of Eisner's office space as the Company's principal offices.

    Pursuant to this sublease arrangement, rent expense totaled approximately $9,000 and $34,000, respectively, for the years ended December 31, 1997 and 1998.

7. COMMITMENTS AND CONTINGENCIES

    Pursuant to an amended limited liability company agreement that is subject to completion, Narasin is entitled to an annual salary of $180,000, plus certain performance-based incentive bonuses, as consideration for Narasin's service as President of the Company, until such time as the termination of the limited liability company.

8. SUBSEQUENT EVENTS

    INITIAL PUBLIC OFFERING AND REORGANIZATION

    The Company is pursuing an initial public offering ("IPO") of its common stock. The IPO contemplates the sale of shares of common stock at an offering price to be determined before underwriting commissions and offering expenses. Pursuant to the IPO, IFM will change its name to fashionmall.com, Inc. Also pursuant to the IPO, the Members of IFM will contribute all of their membership interests in IFM in exchange for 4,500,000 shares of common stock of fashionmall.com, Inc.

    fashionmall.com, Inc. was incorporated in Delaware as a C corporation on February 26, 1999.

    STOCK OPTION PLAN

    The Board of Directors of the Company intends to adopt the 1999 Stock Option Plan (the "Plan").

    The Plan provides for the grant of options to purchase up to, but not in excess of 1,125,000 shares of common stock to key employees, including but not limited to officers, directors, agents, consultants and independent contractors of the Company or any parent or subsidiary of the Company. Options may be either "incentive stock options" ("ISOs")within the meaning of Section 422 of the Internal Revenue Code, or non-qualified options. Incentive stock options may be granted only to employees of the Company or a subsidiary of the Company, while nonqualified options may be issued to non-employee directors, as well as to employees of the Company or its subsidiary. The Plan is administered by a committee selected by the Board of Directors or by the Board of Directors (the "Administrator").

    Options under the Plan must be issued within 10 years from the effective date of the Plan. ISOs granted under the Plan cannot be exercised more than 10 years from the date of grant. ISOs issued to a 10% shareholder are limited to five-year terms. All options granted under the Plan provide for the payment of the exercise price in cash or check or by delivery to the company of shares of common stock having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods, or by such other methods approved by the Administrator pursuant to the Plan.

    JOINT VENTURE

    On February 18, 1999, IFM entered into a letter of intent with Diplomat Direct Marketing Corporation ("DDMC"), a third party, to formulate a joint venture for purposes of developing a teen apparel Internet site and print catalog. According to the terms of the letter of intent, the joint venture ownership interest will be split 50% to IFM and 50% to DDMC. In exchange for this interest, IFM will provide to the joint venture frontal positioning on the fashionmall.com "Teen" site and certain other services and DDMC will provide a cash contribution of $500,000.

    PRIVATE PLACEMENT

    Effective February 26, 1999, the Company received a $1 million equity investment from FM/CCP Investment Partners, LLC, a third party ("FM/CCP") and issued a $1 million promissory note and warrants in exchange for an additional $1 million (the "Private Placement"). FM/CCP purchased a 5% ownership interest in the Company, reducing Narasin's and Eisner's ownership interests to 76% and 19%, respectively. The promissory note accrues interest at 6% and is due on the earlier of February 25, 2002, or the closing date of the Company's IPO. The warrants, which expire March 2, 2004, are exercisable upon the closing date of the Company's IPO to purchase up to 95,000 shares of common stock at an exercise price equal to 105% of the per share price of the common stock in the IPO. The warrants expire in February 2004.

    A principal of FM/CCP, Jerome A. Chazen ("Chazen"), agreed to provide consulting services to the Company for the period ending the earlier of the three year anniversary date of the equity investment or the two year anniversary date of the closing of the Company's IPO. The Company is obligated to pay Chazen an aggregate of $150,000, payable on or before the expiration of the consulting term.

    Additionally, Chazen, who will also serve as a director of the Company, received options to purchase a 3% ownership interest in the Company. These options vest over three years and expire on the fifth anniversary of the grant date. The vesting period accelerates upon the closing of the Company's IPO, such that 50% become exercisable upon consummation of the IPO, an additional 16% on March 1, 2000, and the balance monthly over the 12-month period commencing March 1, 2000. The aggregate exercise price of these options is $150,000. Exercising of these options and the warrants referred to above will not dilute the original 5% ownership interest purchased by FM/CCP and Chazen. As a result, if these options and warrants are exercised in total, FM/CCP and Chazen will receive an additional 5,000 and 7,500 shares of common stock, respectively.

    IFM will be required to pay its placement agent $85,000 a warrant, to the placement agent, to purchase a 0.5% ownership interest in the Company as a finders fee in connection with the consummation of the Private Placement. The warrant is exercisable for five years from the grant date at an aggregate purchase price of $100,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3

Risk Factors..............................................................     6

Use of Proceeds...........................................................    21

Dividend Policy...........................................................    22

Dilution..................................................................    22

Capitalization............................................................    23

Selected Consolidated Financial Data......................................    24

Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    26

Business..................................................................    31

Management................................................................    41

Principal Stockholders....................................................    44

Certain Relationships and Related Transactions............................    45

Description of Securities.................................................    46

Shares Eligible for Future Sale...........................................    47

Underwriting..............................................................    49

Legal Matters.............................................................    50

Experts...................................................................    50

Available Information.....................................................    51

Index to Financial Statements.............................................    52

                                3,000,000 SHARES

                             FASHIONMALL.COM, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. The Company's Certificate of Incorporation includes the following language:

    No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.

    Article Ninth of the Certificate of Incorporation of the Company permits indemnification of directors of the Corporation. Such Article provides as follows:

           "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
       (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

       If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification."

    Additionally, the Company's Bylaws provide that the Company will indemnify each of its directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):

SEC Registration Fee..............................................  $   7,468
Legal Fees and Expenses...........................................    150,000*
Blue Sky Fees (including counsel fees)............................      5,000*
NASD Filing Fees..................................................      3,167
NASDAQ National Market Fee........................................     70,000*
Accounting Fees and Expenses......................................    100,000*
Transfer Agent and Registrar Fees.................................      5,000*
Printing and Engraving Expenses...................................     70,000*
Underwriting Expense Allowance....................................    210,000*
Miscellaneous.....................................................      4,000*
                                                                    ---------
Total.............................................................  $ 625,000*
                                                                    ---------
                                                                    ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth below in chronological order is information regarding the number of shares of common stock sold by the Company since March 8, 1996, the consideration received by the Company for such shares, and information relating to the section of the Securities Act, or rule of the Commission under which exemption from registration was claimed. None of these securities was registered under the Securities Act. No sales of securities involved the use of an underwriter and no commissions were paid in connection with the sale of any securities, except for Wit Capital, which received an $85,000 finders fee and a warrant to purchase 22,500 shares of common stock at an exercise price of $4.44 per share, in connection with the sale of securities to FM/CCP Investment Partners described below.

    On June 26, 1996, RAE purchased a 20% membership interest in IFM in consideration for $100,000. The Company believes that the sale of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act.

    On March 2, 1999, the Company sold to FM/CCP Investment Partners, LLC ("FM/CCP") 225,000 shares of common stock of the Company for $1,000,000 ($4.44 per share). In addition, FM/CCP loaned the Company $1,000,000 evidenced by a promissory note in the principal amount of $1,000,000 of the Company bearing interest at 6% per annum and due on the earlier of the closing of the offering or March 2, 2002. In connection with the foregoing promissory note, FM/CCP received a warrant, expiring March 2, 2004, to purchase up to 95,000 shares of common stock at an exercise price equal to 105% of the per share price of the common stock in the offering ($7.35 based on the assumed $7.00 per share exercise price). The Company believes that each issuance and sale of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act. Certain affiliates of Jerome M. Chazen, a director of the Company, are investors in FM/CCP Investment Partners, LLC.

    On March 2, 1999, the Company entered into a consulting agreement (the "Consulting Agreement") with Jerome M. Chazen. The Consulting Agreement, which expires on the earlier of March 2, 2002 or two years following the consummation of this offering, provides that Mr. Chazen shall provide consulting services to the Company aggregating at least 30 hours per month. In addition, Mr. Chazen agreed to become a director of the Company. Mr. Chazen will receive an aggregate of $150,000 over the term of the Consulting Agreement plus five-year options to purchase an aggregate of 142,500 shares of common stock at an aggregate exercise price of $150,000 ($1.11 per share). Such options vest and become exercisable
(i) 50% upon consummation of the offering, (ii) an additional

16% on March 2, 2000 and (iii) the balance monthly over the 12-month period commencing March 2, 2000. The Company believes that the grant of such options was exempt under Section 3(b) of the Securities and/or Rule 701 promulgated thereunder.

    FM/CCP and Mr. Chazen have agreed not to sell or dispose of the securities acquired by them without the consent of the Company, except to certain partners or family members. In addition, the Company has agreed to grant FM/CCP and Mr. Chazen certain demand and "piggyback" registration rights, commencing one year after consummation of the offering and terminating on March 2, 2004, as to the common stock acquired by them and underlying their warrants and options.

ITEM 27. EXHIBITS

    (a)  The following exhibits are filed herewith:

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        1.1    Form of Underwriting Agreement
        3.1    Certificate of Incorporation of the Company
        3.2    By-laws of the Company
        4.1*   Form of Representative's Warrant
        4.2*   Form of Stock Certificate
        4.3    Warrant executed in connection with the FM/CCP Financing
        4.4    Promissory Note of the Company dated March 2, 1999, in principal amount of $1,000,000
        5.1*   Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP
       10.1*   Employment Agreement effective as of January 1, 1999, by and between the Company and Benjamin Nasarin
       10.2    Consulting Agreement dated March 2, 1999 by and between the Company and Jerome Chazen
       10.3    Subscription Agreement dated March 2, 1999, by and between FM/CCP Investment Partners, LLC and the
               Company
       10.4    Subscription Agreement dated March 2, 1999, by and between Jerome Chazen and the Company
       10.5    Form of 1999 Stock Option Plan
       21.1    Subsidiaries of the registrant
       23.1    Consent of Arthur Andersen LLP
       23.2*   Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (contained in the opinion filed as Exhibit
               5.1)
       24.1    Power of Attorney
       27.1    Financial Data Schedule

------------------------

*   To be supplied by amendment.

ITEM 28. UNDERTAKINGS

    (a)  The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

           (iii) to include any additional or changed material information on the plan of distribution;

        (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c)  The Registrant hereby undertakes that it will:

        (1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

        (2) for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the New York, New York, on March 8, 1999.

                                FASHIONMALL.COM, INC.

                                By:             /s/ BENJAMIN NARASIN
                                     -----------------------------------------
                                                  Benjamin Narasin
                                       Chief Executive Officer and President

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin Narasin, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign
(i) any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, and (ii) any registration statements, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

    In accordance with to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                 Chief Executive Officer,
                                  President and Director
     /s/ BENJAMIN NARASIN          (Principal Executive
------------------------------            Officer              March 8, 1999
       Benjamin Narasin          and Principal Financial
                                 and Accounting Officer)

      /s/ RICHARD MARCUS
------------------------------           Director              March 8, 1999
        Richard Marcus

      /s/ JEROME CHAZEN
------------------------------           Director              March 8, 1999
        Jerome Chazen